Exhibit 10.1

1

LEASE AGREEMENT

BETWEEN

1350 SOUTH LOOP LLC,

a Delaware limited liability company

(“LANDLORD”)

AND

VIVANI MEDICAL, INC.,
a California corporation

(“TENANT”)

TABLE OF CONTENTS

1. Basic Lease Information	1
2. Lease Grant	3
3. Adjustment of Commencement Date; Possession	3
4. Rent	4
5. Compliance with Laws; Use	5
6. Security Deposit	6
7. Services to be Furnished by Landlord	7
8. Premises Improvements	7
9. Repairs and Alterations	7
10. Use of Electrical Services by Tenant	9
11. Entry by Landlord	9
12. Assignment and Subletting	10
13. Liens	11
14. Indemnity and Waiver of Claims	12
15. Insurance	12
16. Subrogation	13
17. Casualty Damage	13
18. Condemnation	14
19. Events of Default	14
20. Remedies	15
21. Limitation of Liability	16
22. No Waiver	17
23. Quiet Enjoyment	17
24. Relocation	17
25. Holding Over	17
26. Subordination to Mortgages; Estoppel Certificate	17
27. Attorneys’ Fees	18
28. Notice	18
29. Excepted Rights	18
30. Surrender of Premises	19
31. Miscellaneous	19
32. Waiver of Jury Trial	21
33. Hazardous Materials	23

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34. Building Signage	30
35. Options to Extend	30
36. Letter of Credit	32
Letter of Credit	32
37. EV Charging Stations	35
38. Roof Rights for Satellite Dish/Antenna	35
39. Mechanical Equipment	37
40. Entire Agreement	39

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LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of the 21st day of November, 2022, by and between 1350 SOUTH LOOP LLC, a Delaware limited liability company (“Landlord”) and VIVANI MEDICAL, INC., a California corporation (“Tenant”).

1.            Basic Lease Information.

A.            “Building” shall mean the building located at 1350 South Loop Road, Alameda, California 94502.

B.            “Premises” shall mean the approximately 43,645 square feet (as measured in accordance with the Standard Methods of Measurement (ANSI/BOMA Z65.1-2017)) of space shown on Exhibit A to this Lease. The Premises comprise the entire Building.

C.            “Base Rent”:

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
6/1/23 – 5/31/24	$61.32	$2,676,311.40	$223,025.95
6/1/24 – 5/31/25	$63.16	$2,756,600.74	$229,716.73
6/1/25 – 5/31/26	$65.05	$2,839,298.76	$236,608.23
6/1/26 – 5/31/27	$67.01	$2,924,477.73	$243,706.48
6/1/27 – 5/31/28	$69.02	$3,012,212.06	$251,017.67
6/1/28 – 5/31/29	$71.09	$3,102,578.42	$258,548.20
6/1/29 – 5/31/30	$73.22	$3,195,655.77	$266,304.65
6/1/30 – 5/31/31	$75.42	$3,291,525.45	$274,293.79
6/1/31 – 5/31/32	$77.68	$3,390,271.21	$282,522.60
6/1/32 – 5/31/33	$80.01	$3,491,979.35	$290,998.28
6/1/33 – 9/30/33	$82.41	$3,596,784.45	$299,732.04

*Base Rent is subject to abatement for the first 4 full calendar months of the initial Term pursuant to Section 4.C of the Lease.

D.            “Tenant’s Share”: 100% with respect to the Building.

E.             “Term”: A period of 124 months. The Term shall commence on June 1, 2023 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on September 30, 2033 (the “Termination Date”). At Landlord’s request, Landlord and Tenant shall enter into a commencement letter agreement in the form attached hereto as Exhibit C.

F.             Tenant allowance(s): An initial allowance of $120.00 per rentable square foot, as described in Exhibit D attached hereto.

G.             “Security Deposit”: $1,338,155.70 (in cash pursuant to Article 6 or Letter of Credit pursuant to Article 36 of this Lease).

H.             “Guarantor(s)”: None.

I.               “Broker(s)”: NEWMARK, representing Landlord and CBRE, Inc., representing Tenant.

J.              “Permitted Use”: General office, and laboratory, research and development and manufacturing related to life sciences.

K.            “Notice Addresses”:

Tenant:

On and after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

Vivani Medical, Inc.,

5858 Horton Street, Suite 280

Emeryville, CA 94608

Landlord:

1350 South Loop LLC

c/o Paceline Investors LLC

242 California Street

San Francisco, CA 94111

Rent (defined in Section 4.A) is
payable to the order of Landlord
pursuant to the following
instructions:

Account Name:

1350 SOUTH LOOP LLC

Domestic Wire / ACH Instructions

Wire / Credit Funds to:

First Republic Bank

111 Pine Street

San Francisco, CA 94111

Account Number: 80009714066

ABA / Routing Number: 321 081 669

L.            “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

M.          “Tenant Improvements” means the work that Tenant may perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”) attached as Exhibit D.

N.           “Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity.

O.           “Normal Business Hours” for the Building are 8:00 a.m. to 6:00 p.m. on Business Days.

P.            “Property” means the Building and the parcel(s) of land on which it is located.

Q.           “Project” means the project in which the Building is located.

R.           “Exterior Common Areas” mean those areas of the Project and/or the Property which are not located within the Building or any other building and which are provided and maintained for the use and benefit of Landlord and tenants of the Building and/or the Project generally and the employees, invitees and licensees of Landlord and such tenants, including, without limitation, any parking garage, artificial lakes, walkways, plaza, roads, driveways, sidewalks, surface parking and landscapes, if any.

2.	Lease Grant.

Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the non-exclusive right to use Exterior Common Areas. Tenant shall be permitted to use all of the parking spaces located at the Building in compliance with all Laws and any parking rules and regulations applicable to the Building or Project. Such parking shall be provided at no additional monthly charge to Tenant during the Term other than as part of Expenses.

3.            Possession.

A.           Subject to Landlord’s obligations under this Section 3.A, Section 9.B., and the Work Letter, and subject to Tenant’s right to perform the Tenant Improvements, the Premises are accepted by Tenant in “as is” condition and configuration. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the condition of the Premises, the Building or the Project other than as expressly set forth in this Lease. However, notwithstanding the foregoing, Landlord agrees that the roof and the base Building electrical, heating, ventilation and air conditioning, fire/life safety, and plumbing systems located in the Premises shall be in good working order as of the date Landlord delivers possession of the Premises to Tenant. Except to the extent caused by the acts or omissions of Tenant or any Tenant Parties (defined below) or by any alterations or improvements performed by or on behalf of Tenant, if such systems are not in good working order as of the date possession of the Premises is delivered to Tenant and Tenant provides Landlord with notice of the same within 30 days following the date Landlord delivers possession of the Premises to Tenant, Landlord shall be responsible for repairing or restoring the same. If Landlord is delayed delivering possession of the Premises or any other space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space. The Commencement Date shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party.

B.            Subject to the terms of this Section 3.B. and provided that this Lease has been fully executed by all parties and Tenant has delivered all prepaid rental, the Security Deposit or Letter of Credit, as applicable, and insurance certificates required hereunder, Landlord grants Tenant the right to enter the Premises, at Tenant’s sole risk, 30 days prior to the Commencement Date, solely for the purpose of installing telecommunications and data cabling, equipment, furnishings and other personalty and performing the Tenant Improvements described in Exhibit D. Such possession prior to the Commencement Date shall be subject to all of the terms and conditions of this Lease, except that Tenant shall not be required to pay Base Rent or Tenant’s Monthly Expense and Tax Payment with respect to the period of time prior to the Commencement Date during which Tenant occupies the Premises solely for such purposes, and the Commencement Date shall not be advanced by reason of such possession except as set forth below. Notwithstanding the foregoing, if Tenant takes possession of the Premises before the Commencement Date for any purpose other than as expressly provided in this Section, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Base Rent, Tenant’s Monthly Expense and Tax Payment, and any other charges payable hereunder to Landlord for each day of possession before the Commencement Date. Said early possession shall not advance the Termination Date. Landlord may withdraw such permission to enter the Premises prior to the Commencement Date at any time that Landlord reasonably determines that such entry by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees.

4.            Rent.

A.           Payments. As consideration for this Lease, Tenant shall pay Landlord, without any notice, setoff or deduction, the total amount of Base Rent and Additional Rent due for the Term. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease, including without limitation amounts in respect of Taxes and Expenses (each as defined on Exhibit E). Additional Rent and Base Rent are collectively referred herein to as “Rent”. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month during the Term without notice or demand, provided that the installment of Base Rent for the fifth full calendar month (subject to Abated Base Rent defined in Section 4.C. below) of the Term shall be payable within ten (10) days of the mutual execution of this Lease by Landlord and Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord, or such longer period as may be set forth herein. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administration fee equal to 5% of the past due Rent; provided, however, that the foregoing late charge shall not apply to the first such late payment in any twelve- (12) month period of the Term of this Lease or any extension thereto until following written notice to Tenant and the expiration of five (5) days thereafter without cure. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant’s Share of Expenses (defined in Exhibit E attached hereto) and Taxes (defined in Exhibit E attached hereto) for the month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B.            Payment of Tenant’s Share of Expenses and Taxes. Tenant shall pay Tenant’s Share of the total amount of Expenses and Taxes for each calendar year during the Term in accordance with Exhibit E hereto.

C.            Abated Base Rent. Notwithstanding anything in this Lease to the contrary, so long as Tenant is not in default under this Lease, Tenant shall be entitled to an abatement of Base Rent with respect to the Premises, as originally described in this Lease, in the amount of $223,025.95 per month for the first 4 full calendar months following the Commencement Date (the “Abatement Period”). The maximum total amount of Abated Base Rent abated with respect to the Premises in accordance with the foregoing shall equal $892,103.80 (the “Abated Base Rent”). If Tenant defaults under this Lease at any time during the Abatement Period and fails to cure such default within any applicable cure period under this Lease, then Tenant shall forfeit the benefit of the Abatement, and shall pay to Landlord on the first calendar day of the month following Tenant’s default the portion, if any, of the Abated Base Rent applicable to the period between the Commencement Date and the date of such payment. Thereafter Tenant shall pay Base Rent to Landlord in accordance with Section 4.A as if the Abatement had never been granted.. Only Base Rent shall be abated pursuant to this Section, as more particularly described herein, and Tenant’s Monthly Expense and Tax Payment and all other Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

5.           Compliance with Laws; Use.

The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord’s reasonable opinion, interferes with the operation of the Building or the Project. Tenant shall comply with all Laws, including the Americans with Disabilities Act, regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for the Permitted Use, or Alterations or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law related to Tenant’s use of the Premises. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations adopted by Landlord from time to time; provided that Landlord provide Tenant with reasonable advance notice thereof and that any such change (i) shall not require Tenant to pay additional Rent, and (ii) shall not materially adversely affect Tenants rights and obligations under this Lease. In the event of a conflict between the rules and regulations and the remainder of the terms of this Lease, the remainder of the terms of this Lease shall control. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants (“Tenant Parties”) to comply with all rules and regulations. Landlord shall not discriminate against Tenant in Landlord’s enforcement of the rules and regulations. Tenant shall not use the Premises or permit the Premises or any portion thereof to be used for the growing, manufacturing, administration, or distribution (including without limitation, any retail sales) of any cannabis, marijuana or cannabinoid product or compound, regardless of the legality or illegality of the same.

Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Lease, the Premises has not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder (the “Inspection”), such Inspection shall be (a) performed at Tenant’s sole cost and expense, (b) limited to the Premises and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection. Any Inspection must be performed in a manner which minimizes the disruption of business activities of other tenants, if any, in the Building, and at a time reasonably approved by Landlord. Landlord reserves the right to be present during the Inspection. Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp inspector upon request (the “Report”), (ii) keep the information contained in the Report confidential, except to the extent required by Laws, or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal Laws, as well as any other repairs, upgrades, improvements, modifications or alterations required by the Report or that may be otherwise required to comply with applicable Laws or accessibility requirements (the “Access Improvements”). Tenant shall be solely responsible for the cost of Access Improvements to the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such Tenant-requested Inspection as required by Laws, which Access Improvements may, at Landlord’s option, be performed in whole or in part by Landlord at Tenant’s expense, payable as Additional Rent within ten (10) days following Landlord’s demand.

6.            Security Deposit.

A.           Subject to Tenant’s right to provide a Letter of Credit in lieu of providing cash as a security deposit pursuant to Article 36, the Security Deposit, if any, shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured default by Tenant. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its then-applicable amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (1) the determination of Tenant’s Share of Expenses and Taxes for the final year of the Term; (2) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (3) the Termination Date. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.

B.            Subject to the remaining terms of this Article 6, and provided that, during the six (6) month period immediately preceding the effective date of any reduction of the Security Deposit, Tenant has timely paid all Rent and all other sums and charges payable under this Lease and no default has occurred beyond any applicable notice and cure periods under this Lease (the “Security Reduction Conditions”), the amount of the Security Deposit shall be automatically reduced so that the new Security Deposit amounts will be as follows: (i) $892,103.80 effective as of the third anniversary of the Commencement Date; and (ii) $446,051.90 effective as of the fifth anniversary of the Commencement Date. If Tenant is not entitled to reduce the Security Deposit as of a particular reduction effective date due to Tenant’s failure to satisfy the Security Reduction Conditions during the six (6) month period prior to that particular reduction effective date, then the subsequent reduction Tenant is entitled to hereunder shall be reduced by the amount of the reduction Tenant would have been entitled to had Tenant satisfied the Security Reduction Conditions during such six (6) month period. If Tenant is entitled to reduce the Security Deposit as provided herein, Landlord shall refund or apply to the next outstanding Rent obligation of Tenant the applicable portion of the Security Deposit to Tenant within 30 days after the date upon which Tenant is entitled to a reduction in the Security Deposit as provided above.

7.           Services to be Furnished by Landlord.

A.           Tenant shall pay the entire costs of water, gas and electricity used by Tenant at the Premises. Tenant, at Tenant’s option, shall either (a) pay the utility company directly for the costs of the applicable utility consumption for the Premises, or (b) reimburse Landlord for the costs of the applicable utility consumption for the Premises. Tenant shall be responsible for providing janitorial service for the Premises at its sole cost and expense, and Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide janitorial service to the Premises (but the foregoing shall not limit Landlord’s obligations with respect to any portions of the Property or the Project other than the Premises). The janitorial services shall be performed by Tenant’s employees or a bonded janitorial contractor, which contractor (if applicable) shall be reasonably approved by Landlord.

B.            Except as provided in this Section 7.B., Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article 15), arising out of or in connection with the failure of any security services, personnel or equipment. However, notwithstanding the foregoing, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 5 consecutive days solely as a result of a Service Failure due to Landlord’s gross negligence or willful misconduct and such Service Failure is otherwise reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of the Rent payable hereunder during the period beginning on the 6th consecutive day of the Service Failure and ending on the day the interrupted service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.

8.            Premises Improvements.

All improvements to the Premises (collectively, “Premises Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. However, Landlord, by written notice to Tenant at the time Landlord approves (or if Landlord’s approval was not necessary, within thirty (30) days of Landlord’s knowledge) of the installation of any Premises Improvement or Alteration (defined below) , may require Tenant to remove, at Tenant’s expense any Premises Improvements or Alterations that are performed by or for the benefit of Tenant (collectively referred to as “Required Removables”). In the event Landlord desires that a Premises Improvement which is part of the initial Tenant Improvements constructed by Tenant be a Required Removable, then Landlord shall designate such as a Required Removable at the time Landlord approves of Tenant’s Space Plan (defined in the Work Letter). The Required Removables designated by Landlord shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Required Removables and perform the required repairs. Tenant, within ten (10) days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord.

9.           Repairs and Alterations.

A.           Tenant’s Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; (6) mechanical (including HVAC), electrical, plumbing and supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, and similar facilities serving Tenant exclusively; and (7) Alterations performed by contractors retained by Tenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section 9.C. below. If Tenant fails to make any repairs to the Premises for more than 10 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within 10 days after receipt of an invoice, together with an administrative charge in an amount equal to 5% of the cost of the repairs.

B.            Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) fire/life safety systems serving the Building, including the Premises; (3) Exterior Common Areas; (4) the roof and foundation of the Building; and (5) exterior windows of the Building. Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.

C.            Alterations. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building or the Project (collectively referred to as “Alterations”) other than Cosmetic Alterations (defined below) without first obtaining the written consent of Landlord in each instance, which shall not be unreasonably withheld or delayed. Prior to starting work, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and the Project and, to the extent reasonably necessary to avoid disruption to the occupants of the Building and the Project, shall have the right to reasonably designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 10 days after receipt of an invoice for reasonable sums paid by Landlord for third party examination of Tenant’s plans for any Alterations and for Landlord’s oversight and coordination of any non-Cosmetic Alterations. Upon completion, Tenant shall furnish “as-built” plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien in recordable form, and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant’s written request for consent for a proposed Alteration shall contain the following statement in large, bold and capped font “IF LANDLORD CONSENTS TO THE SUBJECT ALTERATION, LANDLORD SHALL NOTIFY TENANT IN WRITING WHETHER OR NOT LANDLORD WILL REQUIRE SUCH ALTERATION TO BE REMOVED AT THE EXPIRATION OR EARLIER TERMINATION OF THE LEASE.” So long as Tenant includes such statement in its request for approval, at the time Landlord gives its consent for the applicable Alteration(s), if it so does, Tenant shall also be notified whether or not the subject Alteration shall be deemed a Required Removable.

D.            Cosmetic Alterations. A “Cosmetic Alteration” means any Alteration which (1) is of a cosmetic nature such as painting, hanging pictures and installing carpeting; (2) is not visible from the exterior of the Premises or Building; (3) will not affect the systems or structure of the Building or the Project; and (4) does not require work to be performed inside the walls or above the ceiling of the Premises. The provisions of Section 9.C shall not apply to any Cosmetic Alterations, and instead Cosmetic Alterations shall be performed in accordance with this Section 9.D. Tenant shall provide Landlord five (5) Business Days’ notice prior to commencing any Cosmetic Alterations which will cost in aggregate in excess of $25,000.00. Upon completion, Tenant shall, to the extent applicable to the particular Cosmetic Alteration, furnish to Landlord completion affidavits, full and final waivers of lien in recordable form, and receipted bills covering all labor and materials. Tenant shall assure that all Cosmetic Alterations comply with all Laws.

10.         Use of Electrical Services by Tenant.

A.           Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant (1) by a reimbursement from Tenant to Landlord of the cost of electricity used by Tenant paid or payable by Landlord to the applicable utility company, within 30 days after billing by Landlord; or (2) by separate charge billed by the applicable utility company and payable directly by Tenant. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity.

B.            Tenant’s use of electrical service shall not exceed 1,600 amps at 480 volts. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant. Landlord shall have the right to separately meter electrical usage for the Premises and to measure electrical usage by survey or other commonly accepted methods.

11.         Entry by Landlord.

Landlord, its agents, contractors and representatives may enter the Premises to inspect or (within the final three (3) months of the Term) show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building or the Project, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given by email to Tina Di loia (tina.diioia@vivani.com) and which shall not be less than twenty-four (24) hours (except in event of emergency). If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent. Notwithstanding the foregoing, Tenant, at its own expense, may provide its own locks to an area within the Premises (“Secured Area”). Tenant need not furnish Landlord with a key, but upon the Termination Date or earlier expiration or termination of Tenant’s right to possession, Tenant shall surrender all such keys to Landlord. If Landlord must gain access to a Secured Area in a non-emergency situation, Landlord shall contact Tenant, and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to have such access. Landlord shall comply with all reasonable security measures pertaining to the Secured Area. If Landlord reasonably determines that an emergency in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secured Area, Tenant hereby authorizes Landlord to forcibly enter the Secured Area. In such event, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all reasonable expenses incurred by Landlord in repairing or reconstructing any entrance, corridor, door or other portions of the Premises damaged as a result of a forcible entry by Landlord. Landlord shall have no obligation to provide either janitorial service or cleaning in the Secured Area.

12.         Assignment and Subletting.

A.            Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not elect to exercise its termination rights under Section 12.B below. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the commercially reasonable criteria Landlord uses to select Building and Project tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Building or the Project considering the business of the other tenants, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or occupant of the Building, the Property or the Project or is negotiating with Landlord to lease space in the Building at such time; or (4) Tenant is in default after the expiration of the notice and cure periods in this Lease. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. Any attempted Transfer in violation of this Article shall, at Landlord’s option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease.

B.            As part of its request for Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. Except in cases of Permitted Transfers (defined below), Landlord shall, by written notice to Tenant within 30 days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the Transfer in writing; or (2) exercise its right to terminate this Lease with respect to the portion of the Premises that Tenant is proposing to assign or sublet. Any such termination shall be effective on the proposed effective date of the Transfer for which Tenant requested consent. Upon any request for a Transfer, Tenant will pay to Landlord the sum of all of Landlord’s costs, including reasonable attorney’s fees, incurred in investigating and considering any proposed or purported assignment or pledge of this Lease or sublease of any of the Premises (the “Review Reimbursement”), regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such Transfer, which Review Reimbursement shall not exceed $2,500.00 (the “Fee Cap”). Notwithstanding the foregoing, if Tenant or the transferee request, and Landlord agrees to, material changes to Landlord’s standard form of consent or if there are material negotiations related thereto or if this Lease needs to be amended as a result thereof, and if Landlord’s reasonable costs and expenses (including reasonable attorney’s fees and costs attributable to time expended by in house counsel, accountants or other personnel of Landlord) exceeds the Fee Cap, Tenant shall reimburse Landlord for such reasonable costs and expenses incurred in connection with its review of the requested Transfer and the aforementioned Fee Cap shall be inapplicable.

C.            Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any excess within 10 days after Tenant’s receipt of such excess consideration. Tenant may, prior to any such payment, deduct from the excess the following reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord’s review fee), including without limitation: free rent or other economic concessions provided by Tenant to the transferee, brokerage fees, legal fees and construction costs directly incurred by Tenant attributable to the Transfer. If Tenant is in default (defined in Section 19.A. below), Landlord may require that all sublease payments be made directly to Landlord.

D.            If Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.

E.             So long as Tenant is not entering into the Permitted Transfer for the purpose of avoiding or otherwise circumventing the remaining terms of this Section 12, Tenant may assign its entire interest under this Lease, without the consent of Landlord, to (a) an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant (collectively, an “Affiliated Party”), or (b) a successor to Tenant by purchase, merger, consolidation or reorganization, provided that all of the following conditions are satisfied (each such transfer a “Permitted Transfer” and any such assignee or sublessee of a Permitted Transfer, a “Permitted Transferee”): (i) Tenant is not in default under this Lease; (ii) the Premises continues to be used for the Permitted Use; (iii) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed Permitted Transfer; (iv) with respect to a proposed Permitted Transfer to an Affiliated Party, Tenant continues to have a net worth equal to or greater than Tenant’s net worth at the date of this Lease; and (v) with respect to a purchase, merger, consolidation or reorganization or any Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, (A) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (B) Tenant’s successor shall have a net worth which is at least equal to Tenant’s net worth at the date of this Lease. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. As used herein, (1) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (2) “subsidiary” shall mean an entity wholly owned by Tenant or at least fifty-one percent (51%) of whose voting equity is owned by Tenant; and (3) “affiliate” shall mean an entity controlled, controlling or under common control with Tenant.

13.         Liens.

Tenant shall not permit mechanic’s or other liens to be placed upon the Premises, Building, Property, Project or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) within 10 days after receipt of an invoice from Landlord.

14.         Indemnity and Waiver of Claims.

A.           Except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents or employees, Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (defined in Article 26) and agents (“Landlord Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Parties and arising out of or in connection with any damage or injury occurring in the Premises or due to acts or omissions (including violations of Law) of Tenant, the Tenant Parties or any of Tenant’s transferees, contractors or licensees.

B.            Landlord and the Landlord Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building or the Project; (6) any act or omission of any party other than Landlord or Landlord Parties; and (7) any causes not reasonably within the control of Landlord, in each case except to the extent Landlord’s negligence or willful misconduct was the proximate cause of such damage or loss.

15.         Insurance.

Tenant shall carry and maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00 per occurrence with a $5,000,000.00 aggregate limit; (2) All Risk Property/Business Interruption Insurance, including flood and earthquake, written at replacement cost value and with a replacement cost endorsement covering all of Tenant’s trade fixtures, plate glass, equipment, furniture and other personal property within the Premises (“Tenant’s Property”); (3) Workers’ Compensation Insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute; (4) Employers Liability Coverage of at least $1,000,000.00 per occurrence; (5) comprehensive automobile liability insurance with a combined single limit of not less than $2,000,000.00 per occurrence and insuring Tenant against liability for claims arising out of the ownership, maintenance or use of any owned, hired or non-owned automobiles; and (6) environmental/ pollution liability insurance with a combined single limit of not less than $1,000,000 per occurrence and $2,000,000 for claims arising out of your operation at the Premises. Any company writing any of Tenant’s Insurance shall have an A.M. Best rating of not less than A+XII. All Commercial General Liability Insurance policies shall name Tenant as a named insured and Landlord (or any successor), and its members, managers, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as additional insureds. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance, or if such endorsements are not reasonably available, Tenant shall provide such notice to Landlord and its designees directly. Any deductible amounts under any of the foregoing insurance policies shall not exceed Ten Thousand Dollars ($10,000.00). Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises for any reason, and upon renewals at least 15 days prior to the expiration of the insurance coverage.

16.         Subrogation.

Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, officers, directors, agents, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant’s Property, the Premises, the Building, the Project, any additions or improvements to the Premises, the Building or the Project, or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord or any Landlord Parties or the negligence of Tenant or any Tenant Parties, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

17.          Casualty Damage.

A.           If all or any part of the Premises is damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a fire or other casualty (whether such casualty directly damages the Premises or other parts of the Building), the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord shall have the right to terminate this Lease if: (1) Landlord is not permitted by Law to rebuild the Building or the Project in substantially the same form as existed before the fire or casualty; (2) the Premises have been materially damaged and there is less than one (1) year of the Term remaining on the date of the casualty; (3) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (4) a material uninsured loss to the Building or the Project occurs (provided that at the time of the casualty, Landlord maintained commercially reasonable policies of insurance covering the Building). Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. If Landlord does not terminate this Lease, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and the Premises Improvements (excluding any Alterations that were performed by Tenant in violation of this Lease). However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

B.            If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date the repair and restoration is started, then regardless of anything in Section 17.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the gross negligence or intentional misconduct of Tenant, Tenant Parties or any of Tenant’s transferees, contractors or licensees.

C.            The provisions of this Lease, including this Article 17, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building, the Property or the Project, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereinafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building, the Property or the Project.

18.         Condemnation.

Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building, Property or Project which would leave the remainder of the Building or the Project unsuitable for use as an office/lab building or an office/lab project in a manner comparable to the use of the Building or the Project prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building, Property or Project occurs. If this Lease is not terminated, the rentable square footage of the Building, the rentable square footage of the Premises, the Building’s allocable percentage of the Project and Tenant’s Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive such compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.

19.         Events of Default.

Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:

A.            Tenant shall fail to pay any installment of Rent or any other payment required herein within five (5) Business Days following written notice that such payment is past due (“Monetary Default”); provided however that the first such failure in any calendar year shall not constitute an event of default so long as Tenant corrects such failure within an additional five (5) business days of such notice.

B.            Tenant’s failure (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within 10 days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any particular term, provision or covenant of the Lease on 3 occasions during any 12 month period, Tenant’s subsequent violation of such term, provision or covenant shall, at Landlord’s option, be an incurable event of default by Tenant.

C.            Tenant becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

20.         Remedies.

A.           Upon the occurrence of any event or events of default under this Lease, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations, except for those notices specifically required pursuant to the terms of Article 19 or this Article 20):

1.            Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(a)         The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

(b)         The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(c)          The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided; and

(d)          Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

The “Worth at the Time of Award” of the amounts referred to in parts (a) and (b) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (i) the greatest per annum rate of interest permitted from time to time under applicable law, or (ii) the Prime Rate plus 3%. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part (c), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;

2.            Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or

3.            Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an event or events of default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Paragraph 20.A.1.

B.            The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

C.            TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

D.            No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

E.            If Tenant is in default, then, to the extent permitted by Law, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the lesser of (i) the maximum rate permitted by Law, or (ii) the Prime Rate plus 3% per annum, up to a maximum rate of 10% per annum. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located.

F.            This Article 20 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

21.          Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NEITHER TENANT NOR LANDLORD NOR ANY PARTY AFFILIATED WITH EITHER TENANT OR LANDLORD SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. IN NO EVENT SHALL LANDLORD OR TENANT BE LIABLE TO THE OTHER FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN ARTICLE 26 BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE 26 BELOW) ON THE PROPERTY, BUILDING OR PREMISES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

22.         No Waiver.

Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

23.         Quiet Enjoyment.

Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of Landlord or the Landlord Parties.

24.         Intentionally Omitted.

25.         Holding Over.

If Tenant fails to surrender the Premises in accordance with the terms of this Lease at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Tenant fails to vacate the Premises within thirty (30) days after Landlord notifies Tenant that Landlord has entered into a lease for the Premises or has received a bona fide offer to lease the Premises, and that Landlord will be unable to deliver possession, or perform improvements, due to Tenant’s holdover, then Tenant shall (a) be liable to Landlord for any payment or rent concession Landlord is required to make to any tenant obtained by Landlord for all or part of the Premises in order to induce such tenant not to terminate its lease by reason of Tenant’s holding over, and (b) indemnify Landlord against all claims for direct damages brought or made against Landlord by such new tenant as a result of Tenant’s holding over.

26.         Subordination to Mortgages; Estoppel Certificate.

A.            Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building, the Property or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a Mortgagee or a successor-in-interest to all or a part of Landlord’s interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest, provided that such successor-in-interest agrees in writing not to disturb Tenant’s use or occupancy of the Premises consistent with this Lease and to assume the obligations of Landlord hereunder. Notwithstanding the foregoing, upon written request by Tenant, Landlord will use reasonable efforts to obtain a commercially reasonable non-disturbance, subordination and attornment agreement from Landlord’s then current Mortgagee on such Mortgagee’s then current standard form of agreement. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the Mortgagee. Upon request of Landlord, Tenant will execute the Mortgagee’s form of non-disturbance, subordination and attornment agreement and return the same to Landlord for execution by the Mortgagee. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

B.            Within 10 days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other matters as may be requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Section may be relied upon by any mortgagee, beneficiary or purchaser. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such 10 day period Landlord or Landlord’s beneficiary or agent may execute and deliver such certificate on Tenant’s behalf, and that such certificate shall be fully binding on Tenant.

27.         Attorneys’ Fees.

If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

28.         Notice.

If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Article 1. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address in the manner described in this Article.

29.         Excepted Rights.

Except as expressly provided in this Lease, this Lease does not grant any rights to light or air over or about the Building or the Project. Landlord excepts and reserves exclusively to itself the use of: (1) roofs, (2) telephone, electrical and janitorial closets, (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building or the Project. Landlord has the right to change the Building’s or Project’s name or address. Landlord also has the right to make such other changes to the Building, Property and Project as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent; provided, however, Tenant shall be entitled to an abatement of Rent in accordance with Section 7.B. if the Building is closed, other than as required by Law or by order of proper governmental authority, and Tenant is unable to use the Premises as a result of such closure, for a period of at least 5 consecutive days.

30.         Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property (defined in Article 15) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. Tenant shall also be required to remove the Required Removables in accordance with Article 8. If Tenant fails to remove any of Tenant’s Property as of the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within 10 days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord.

31.         Miscellaneous.

A.           This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the State of California and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

B.            Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C.            Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

D.            Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building, Property and/or Project referred to herein, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

E.             Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

F.             Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the State of California. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

G.            Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H.            The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Articles 4, 8, 9, 20, 25 and 30 shall survive the expiration or early termination of this Lease.

I.              Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party.

J.             All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

K.            Tenant, within 15 days after request, shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Building. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.

L.            The rentable area of the Premises is deemed to be the square footage set forth in Section 1.B of this Lease as of the date hereof. From time to time at Landlord’s option, Landlord may re-measure the rentable area of the Premises and the Building in accordance with the then-current Standard Methods of Measurement ANSI/BOMA, which determination shall be conclusive and thereon Tenant’s Share shall be adjusted accordingly. Notwithstanding the foregoing, in no event shall Base Rent or Tenant’s Share as provided in this Lease be increased during the initial Term as a result of any remeasurement.

32.         Waiver of Jury Trial. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND, TO THE EXTENT ENFORCEABLE UNDER CALIFORNIA LAW, EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. FURTHERMORE, THIS WAIVER AND RELEASE OF ALL RIGHTS TO A JURY TRIAL IS DEEMED TO BE INDEPENDENT OF EACH AND EVERY OTHER PROVISION, COVENANT, AND/OR CONDITION SET FORTH IN THIS LEASE.

IF THE JURY WAIVER PROVISIONS OF THIS ARTICLE 32 ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS OF THIS ARTICLE 32 SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE; PROVIDED HOWEVER, THAT THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL ULTIMATELY BE BORNE IN ACCORDANCE WITH ARTICLE 27 ABOVE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN TEN (10) DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS ARTICLE 32, THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640, AS SAME MAY BE AMENDED OF ANY SUCCESSOR STATUTE(S) THERETO. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN SECTION 641 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH CALIFORNIA LAW. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS ARTICLE 32. TO THE EXTENT THAT NO PENDING LAWSUIT HAS BEEN FILED TO OBTAIN THE APPOINTMENT OF A REFEREE, ANY PARTY, AFTER THE ISSUANCE OF THE DECISION OF THE REFEREE, MAY APPLY TO THE COURT OF THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR CONFIRMATION BY THE COURT OF THE DECISION OF THE REFEREE IN THE SAME MANNER AS A PETITION FOR CONFIRMATION OF AN ARBITRATION AWARD PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 1285 ET SEQ. (AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO).

33.         Hazardous Materials.

Supplementing the provisions of Article 5 above, Tenant shall not use the Premises or the Building in violation of any federal, state, or local law, ordinance, or regulation relating to the environment, health, or safety.

A.           Definitions.  The following terms shall have the following meanings for purposes of this Lease:

1.            “Biohazardous Materials” means any and all substances and materials defined or referred to as a-medical waste,” “biological waste,” “biohazardous waste,” “biohazardous material” or any other term of similar import under any Hazardous Materials Laws, including (but not limited to) California Health & Safety Code Sections 25105 et seq., and any regulations promulgated thereunder, as amended from time to time.

2.            “Environmental Condition” means the Release of any Hazardous Materials in, over, on, under, through, from or about the Building (including, but not limited to, the Premises).

3.            “Environmental Damages” means all claims, suits, judgments, damages, losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, arising out of or in connection with any Environmental Condition, including, to the extent arising out of an Environmental Condition, without limitation: (A) damages for personal injury, or for injury to Building or natural resources occurring on or off the Building site, including without limitation (1) any claims brought by or on behalf of any person, (2) any loss of, lost use of, damage to or diminution in value of any Building or natural resource, and (3) costs of any investigation, remediation, removal, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or otherwise reasonably necessary to protect the public health or safety, whether on or off the Building site; (B) reasonable fees incurred for the services of attorneys, consultants, contractors, experts and laboratories in connection with the preparation of any feasibility studies, investigations or reports or the performance of any work described above: (C) any liability to any third person or governmental agency to indemnify such person or agency for costs expended or liabilities incurred in connection with any items described in clause (A) or (B) above; and (D) the amount of any penalties, damages or costs a party is required to pay or incur in excess of that which the party otherwise would reasonably have expected to pay or incur absent the existence of the applicable Environmental Condition.

4.            “Handling,” when used with reference to any substance or material, includes (but is not limited to) any receipt, storage, use, generation, Release, transportation, treatment or disposal of such substance or material.

5.            “Hazardous Materials” means any and all chemical, explosive, biohazardous, radioactive or otherwise toxic or hazardous materials or hazardous wastes, including without limitation any asbestos-containing materials, PCB’s. CFCs, petroleum and derivatives thereof, Radioactive Materials, Biohazardous Materials (including sporulating biological organisms), Hazardous Wastes, any other substances defined or listed as or meeting the characteristics of a hazardous substance, hazardous material, hazardous waste, extremely hazardous waste, restricted hazardous waste, toxic substance, toxic waste, biohazardous material, biohazardous waste, biological waste (including waste derived from sporulating biological organisms), medical waste, radiation, radioactive substance, radioactive waste, or other similar term, as applicable, under any law, statute, ordinance, code, rule, regulation, directive, order, condition or other written requirement enacted, promulgated or issued by any public officer or governmental or quasi-governmental authority, whether now in force or hereafter in force at any time or from time to time to protect the environment or human health, and/or any mixed materials, substances or wastes containing more than one of the foregoing categories of materials, substances or wastes.

6.            “Hazardous Materials Laws” means, collectively, (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9657, (B) the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Sections 1801-1812, (C) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6987 (together with any amendments thereto, any regulations thereunder and any amendments to any such regulations as in effect from time to time, “RCRA”), (D) the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code Sections 25300 et seq., (E) the Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code Sections 25500 et seq., (F) the California Hazardous Waste Control Law, California Health & Safety Code Sections 25100 et seq. (together with any amendments thereto, any regulations thereunder and any amendments to any such regulations as in effect from time to time, the “CHWCL”), (G) California Health & Safety Code Sections 25015-25027.8, (H) any amendments to or successor statutes to any of the foregoing, as adopted or enacted from time to time, (I) any regulations or amendments thereto promulgated pursuant to any of the foregoing from time to time, (J) any statutes, laws, ordinances, codes, regulations or other Legal Requirements relating to Biohazardous Materials, including (but not limited to) any regulations or requirements with respect to the shipping, use, decontamination and disposal thereof, and (K) any other law or legal requirement now or at any time hereafter in effect regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials, including (but not limited to) any requirements or conditions imposed pursuant to the terms of any orders, permits, licenses, registrations or operating plans issued or approved by any governmental or quasi-governmental authority from time to time either on a Building-wide basis or in connection with any Handling of Hazardous Materials in, on or about the Premises or the Building (a “Legal Requirement”).

7.            “Hazardous Wastes” means (A) any waste listed as or meeting the identified characteristics of a “hazardous waste” or terms of similar import under RCRA, (B) any waste meeting the identified characteristics of a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under the CHWCL, and/or (C) any “waste” as defined in subdivision (d) of Section 13050 of the Water Code, and (D) any and all other substances and materials defined or referred to as a “hazardous waste” or other term of similar import under any Hazardous Materials Laws.

8.            “Radioactive Materials” means (A) any and all substances and materials the Handling of which requires an approval, consent, permit or license from the Nuclear Regulatory Commission, (B) any and all substances and materials the Handling of which requires a Radioactive Material License or other similar approval, consent, permit or license from the State of California, and (C) any and all other substances and materials defined or referred to as “radiation,” a “radioactive material” or “radioactive waste,” or any other term of similar import under any Hazardous Materials Laws, including (but not limited to) Title 26, California Code of Regulations Section 17-30100, and any statutes, regulations or other laws administered, enforced or promulgated by the Nuclear Regulatory Commission.

9.            “Release” means any accidental or intentional spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the air (including Exterior Common areas), land, surface water, groundwater or the environment (including without limitation the abandonment or discarding of receptacles containing any Hazardous Materials).

10.          “Tenant’s Contamination” means any Hazardous Material Release on or about the Building or Premises by Tenant or /or any agents, employees, contractors, vendors, suppliers, licensees, subtenants, and invitees of Tenant (a “Tenant Party”).

11.          “Other Contamination” means any Hazardous Materials which exist in, on, under or in the vicinity of the Building, brought upon the Building by Landlord or Landlord’s agents, employees, contractors, vendors, suppliers, licensees and invitees, or which migrate onto or beneath the Building from wind, water or soil or other off-site sources during the term of the Lease or after termination of the Lease. Tenant shall not be required to pay any costs with respect to the remediation or abatement of Other Contamination.

B.            No Handling of Biohazardous Materials or Radioactive Materials.  Tenant and Tenant Parties shall not Handle Biohazardous Materials or Radioactive Materials in the Building or the Premises; provided, however, that Tenant shall have the right to Handle Biohazardous Waste designated “BSL-2” and sporulating BSL-1 biological material so long as it engages a biowaste pickup service and does not dispose of such waste in the trash.

C.            Handling of Hazardous Materials.  The parties acknowledge that Tenant wishes and intends to use all or a portion of the Premises in accordance with the Permitted Use, that such use, as conducted or proposed to be conducted by Tenant, would customarily include the Handling of Hazardous Materials,  and that Tenant shall therefore be permitted to engage in the Handling in the Premises of necessary and reasonable quantities of Hazardous Materials customarily used in or incidental to the operation of a facility for such Permitted Use and the other business operations of Tenant in the manner conducted or proposed to be conducted by Tenant hereunder, provided that the Handling of such Hazardous Materials by all Tenant Parties shall at all times comply with and be subject to all provisions of this Lease and all Legal Requirements, including all Hazardous Materials Laws.  Without limiting the generality of the foregoing, Tenant shall comply at all times with all Hazardous Materials Laws applicable to any aspect of Tenant’s use of the Premises and the Building and of Tenant’s operations and activities in, on and about the Building and the Premises, and shall ensure at all times that Tenant’s Handling of Hazardous Materials on and about the Building and the Premises does not violate (x) the terms of any governmental licenses or permits applicable to the Building (including, but not limited to, the Building Discharge Permit as defined below) or Premises or to Tenant’s Handling of any Hazardous Materials therein, or (y) any applicable requirements or restrictions relating to the occupancy classification of the Building and the Premises.

D.            Disposition or Emission of Hazardous Materials.  Tenant shall not Release or dispose of any Hazardous Wastes or Hazardous Materials (including, without limitation, exhausting any Hazardous Wastes or Hazardous Materials into the Building common exhaust system) except to the extent authorized by permit at the Building or the Premises, but instead shall arrange for off-site disposal, under Tenant’s own name and EPA waste generator number if applicable (or other similar identifying information issued or prescribed by any other governmental authority with respect to Radioactive Materials, Biohazardous Materials or any other Hazardous Materials) and at Tenant’s sole expense, in compliance with all applicable Hazardous Materials Laws, with Landlord’s Rules and with all other applicable legal and regulatory requirements.

E.             Information Regarding Hazardous Materials.  Tenant shall provide the following information and/or documentation to Landlord in writing prior to the Commencement Date, and thereafter shall update such information and/or documentation (y) upon any material change in Tenant’s Hazardous Materials inventory or in Tenant’s business operations at the Premises involving Hazardous Materials, and (z) at such other times as Landlord may reasonably request in writing from time to time, which updates shall reflect any material changes in such information and/or documentation:

1.            An inventory of all Hazardous Materials that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time, or at the time of preparation of such inventory proposes or expects to use, handle, generate, transport, store, treat or dispose of from time to time, in connection with its operations at the Premises.  Such inventory shall include, but shall separately identify, any Hazardous Wastes, Biohazardous Materials and Radioactive Materials covered by the foregoing description.  If such inventory includes any Biohazardous Materials, Tenant shall also disclose in writing to Landlord the Biosafety Level designation associated with the use of such materials.

2.            Copies of all then existing permits, licenses, registrations and other similar documents issued by any governmental or quasi-governmental authority that authorize any Handling of Hazardous Materials in, on or about the Premises or by any Tenant Party.

3.            All Material Safety Data Sheets (“MSDSs”), if any, required to be completed with respect to operations of Tenant at the Premises from time to time in accordance with Title 26, California Code of Regulations Section 8-5194 or 42 U.S.C. Section 11021, or any amendments thereto, and any Hazardous Materials Inventory Sheets that detail the MSDSs.

4.            All hazardous waste manifests (as defined in Title 26, California Code of Regulations Section 22-66481), if any, that Tenant is required to complete from time to time in connection with its operations at the Premises.

5.            A copy of any Hazardous Materials Business Plan required from time to time with respect to Tenant’s operations at the Premises pursuant to California Health & Safety Code Sections 25500 et seq., and any regulations promulgated thereunder, as amended from time to time, or in connection with Tenant’s application for a business license from the City of Alameda.  If applicable law does not require Tenant to prepare a Hazardous Materials Business Plan, Tenant shall furnish to Landlord at the times and in the manner set forth above the information that would customarily be contained in a Hazardous Materials Business Plan and Biosafety Standard Operating Procedures (SOPs), including (but not limited to) information regarding Tenant’s Hazardous Materials inventories, information on Tenant’s procedures for Biological decontamination as well as Biological Disposal of sporulating biowaste material.  The parties acknowledge that a Hazardous Materials Business Plan would ordinarily include an emergency response plan, and that regardless of whether applicable law requires Tenant or other tenants in the Building to prepare Hazardous Materials Business Plans, Landlord in its discretion may elect to prepare a coordinated emergency response plan for the entire Building if Tenant is not the only tenant in the Building.

6.            Any Contingency Plans and Emergency Procedures required of Tenant from time to time, in connection with its operations at the Premises, pursuant to applicable law, Title 26, California Code of Regulations Sections 22-67140 et seq., and any amendments thereto, and any Training Programs and Records required under Title 26, California Code of Regulations Section 22-66493, and any amendments thereto from time to time.  Landlord in its reasonable discretion may elect to prepare a Contingency Plan and Emergency Procedures for the entire Building if Tenant is not the only tenant in the Building, in which event, if applicable Law does not require Tenant to prepare a Contingency Plan and Emergency Procedures for its operations at the Premises, Tenant shall furnish to Landlord at the times and in the manner set forth above the information that would customarily be contained in a Contingency Plan and Emergency Procedures.

7.            Copies of any biennial or other periodic reports furnished or required to be furnished to the California Department of Health Services from time to time, under applicable Law, pursuant to Title 26, California Code of Regulations Section 22-66493 and any amendments thereto, relating to any Hazardous Materials.

8.            Copies of any industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations at the Premises.

9.            Copies of any other lists, reports, studies, or inventories of Hazardous Materials or of any subcategories of materials included in Hazardous Materials that Tenant is otherwise required to prepare and file from time to time with any governmental or quasi-governmental authority in connection with Tenant’s operations at the Premises, including (but not limited to) reports filed by Tenant with the federal Food & Drug Administration or any other regulatory authorities primarily in connection with the presence (or lack thereof) of any “select agents” or other Biohazardous Materials (including sporulating biological materials) on the Premises, together with proof of filing thereof.

10.          Any other information reasonably requested by Landlord in writing from time to time in connection with (A) Landlord’s monitoring (in Landlord’s reasonable discretion) and enforcement of Tenant’s obligations under this Section and of compliance with applicable Legal Requirements in connection with any Handling or Release of Hazardous Materials in the Premises or Building by any Tenant Party, (B) any inspections or enforcement actions by any governmental authority pursuant to any Hazardous Materials Laws or any other Legal Requirements relating to the presence or Handling of Hazardous Materials in the Premises or Building by any Tenant Party, and/or (C) Landlord’s preparation (in Landlord’s discretion) and enforcement of any reasonable rules and procedures relating to the presence or Handling by Tenant or any Tenant Party of Hazardous Materials in the Premises or Building, including (but not limited to) any contingency plans or emergency response plans as described above. Except as otherwise required by Law, Landlord shall keep confidential any information supplied to Landlord by Tenant pursuant to this entire subsection G, provided, however, that the foregoing shall not apply to any information filed with any governmental authority or available to the public at large. Landlord may provide such information to its lenders, consultants or investors provided such entities agree to keep such information confidential.

F.           Indemnification; Notice of Release. Tenant shall be responsible for and shall indemnify, defend and hold Landlord, its members and managers and its and their officers, directors, employees and agents, any entity having a security interest in the Premises, and its and their employees and agents, harmless from and against all Environmental Damages to the extent arising out of or in connection with, or otherwise relating to, (i) any Handling of Hazardous Materials by Tenant or any Tenant Party in, on or about the Building or the Premises in violation of this Section, (ii) any breach of Tenant’s obligations under this Section or of any Hazardous Materials Laws by Tenant or any Tenant Party, or (iii) the existence of any Tenant Contamination in, on or about the Building or the Premises to the extent caused by Tenant or any Tenant Party, including without limitation any removal, cleanup or restoration work and materials necessary to return the Building or any improvements of whatever nature located in the Building to the condition existing prior to the Handling of Hazardous Materials in, on or about the Premises or the Building by Tenant or any Tenant Party. In the event of any Tenant Contamination in, on or about the Premises or any other portion of the Building or Project, Tenant shall promptly remedy the problem in accordance with all applicable Hazardous Materials Laws and Legal Requirements, shall give Landlord oral notice of any such non-standard or non-customary Release promptly after Tenant becomes aware of such Release, followed by written notice to Landlord within 5 Business Days after Tenant becomes aware of such Release, and shall furnish Landlord with concurrent copies of any and all notices, reports and other written materials filed by any Tenant Party with any governmental authority in connection with such Release. Notwithstanding anything to the contrary, Tenant’s obligation to indemnify, defend, save and keep Landlord, and Landlord’s officers, principals, shareholders, property managers, partners, employees, successors and assigns, harmless shall not extend to any liabilities, obligations, charges, losses, damages, penalties, claims, actions and expenses, arising out of, or in connection with Other Contamination. Tenant shall not be liable for any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Materials existing in the Premises or elsewhere at the Project prior to the date Landlord tenders possession of the Premises to Tenant, including, without limitation, Hazardous Materials in the ground water or soil, except to the extent that any of the foregoing results directly or indirectly from any act or omission by Tenant or any Tenant Party or any Hazardous Materials disturbed, distributed or exacerbated by Tenant or any Tenant Party.

G.           Governmental Notices. Tenant shall promptly provide Landlord with copies of all notices received by Tenant relating to any actual or alleged presence or Handling by any Tenant Party of Hazardous Materials in, on or about the Premises or any other portion of the Building, including, without limitation, any notice of violation, notice of responsibility or demand for action from any federal, state or local governmental authority or official in connection with any actual or alleged presence or Handling by any Tenant Party of Hazardous Materials in or about the Premises or any other portion of the Building.

H.           Inspection by Landlord. In addition to, and not in limitation of, Landlord’s rights under this Lease, upon at least 24 hours’ written notice from Landlord, except in the case of emergencies, Tenant shall grant Landlord and its consultants, as well as any governmental authorities having jurisdiction over the Premises or over any aspect of Tenant’s use thereof, reasonable access to the Premises at reasonable times to inspect Tenant’s Handling of Hazardous Materials and Biohazardous Materials (including sporulating biomaterial) in, on and about the Premises, and Landlord shall not thereby incur any liability to Tenant or be deemed guilty of any disturbance of Tenant’s use or possession of the Premises by reason of such entry; provided, however that Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Premises caused by such entry. Landlord shall comply with any security or confidentiality precaution reasonably imposed by Tenant during any entry onto the Premises and shall minimize to the extent reasonably possible any interference with Tenant’s use of the Premises caused by such entry. Notwithstanding Landlord’s rights of inspection and review of documents, materials and physical conditions under this Section with respect to Tenant’s Handling of Hazardous Materials, Landlord shall have no duty or obligation to perform any such inspection or review or to monitor in any way any documents, materials, physical conditions or compliance with Legal Requirements in connection with Tenant’s Handling of Hazardous Materials, and no third party shall be entitled to rely on Landlord to conduct any such inspection, review or monitoring by reason of the provisions of this Section. Landlord agrees that it shall not enter and inspect Tenant’s Handling of Hazardous Materials more than 2 times in any 12 month period, unless Tenant is in default beyond applicable notice and cure periods or if Landlord has reasonable cause to believe there has been a Release. Except in the event Tenant is found to be in breach of this Article 33, the cost of any such inspections shall be Landlord’s sole responsibility.

I.            Monitoring by Landlord. Landlord reserves the right to monitor tenants Hazardous Material inventory, on an annual basis, to confirm adherence to locals, state and federal laws, including the buildings Maximum Allowable Quantities’ (MAQs). Tenant shall share inventories used for compliance with the California Environmental Reporting Service (CERS), as required by local, state and Federal law. Landlord reserves the right to monitor tenants Biological Material inventory, including any and all BSL-2 material as well as any sporulating BSL-1 material inventory, on an annual basis, to confirm adherence to locals, state and federal laws as well as adherence to Standard Operating Procedures for the handling and disposal for all BSL-2 and sporulating BSL-1 material set forth in the Biosafety Standard Operating Procedures (SOPs).

J.            Discovery of Discharge. If Landlord, Tenant or any governmental or quasi-governmental authority discovers any Release from the Premises during the Term by the Tenant or a Tenant Party in violation of this Section that, in Landlord’s reasonable determination, jeopardizes the ability of the Building to meet applicable Legal Requirements or otherwise adversely affects the Building’s or the Building’s compliance with applicable discharge or emission standards, or if Landlord discovers any other breach of Tenant’s obligations under this Section, then upon receipt of written notice from Landlord or at such earlier time as Tenant obtains actual knowledge of the applicable discharge, emission or breach, Tenant at its sole expense shall within a reasonable time (x) in the case of a Release in violation of this Lease, cease the applicable discharge or emission and remediate any continuing effects of the discharge or emission until such time, if any, as Tenant demonstrates to Landlord’s reasonable satisfaction that the applicable discharge or emission is in compliance with all applicable Legal Requirements and any other applicable regulatory commitments and obligations to the satisfaction of the appropriate governmental agency with jurisdiction over the release, and (y) in the case of any other breach of Tenant’s obligations under this Section, take such corrective measures as Landlord may reasonably request in writing in order to cure or eliminate the breach as promptly as practicable and to remediate any continuing effects of the breach.

K.           Post-Occupancy Study. If Tenant or any Tenant Party Handles any Hazardous Materials or Biohazardous Material (including BSL-1 sporulating biological material), in, on or about the Premises or the Building during the Term of this Lease, then prior to termination or expiration of this Lease, Tenant at its sole cost and expense shall obtain and deliver to Landlord an environmental study performed by a competent expert which evaluates the presence or absences of any Tenant Contamination in or about the Premises or the Building. If such study environmental study reveals that any remedial actions are required under any Hazardous Materials Laws for which Tenant is responsible under this Lease, Tenant shall, Tenant at its sole expense shall promptly commence and diligently pursue to completion the required remedial actions.

L.            Emergency Response Plans. If Landlord in its reasonable discretion adopts any emergency response plan and/or any Contingency Plan and Emergency Procedures for the Building as contemplated above, Landlord shall provide copies of any such plans and procedures to Tenant and, so long as such plans and procedures are reasonable and do not unreasonably interfere with Tenant’s Permitted Use at or access to the Premises or materially increase the cost incurred by Tenant with respect to the Premises, Tenant shall comply with all of the requirements of such plans and procedures to the extent applicable to Tenant and/or the Premises. If Landlord elects to adopt or materially modify any such plans or procedures that apply to the Building during the Term of this Lease, Landlord shall consult with Tenant in the course of preparing such plans, procedures or modifications in order to try to ensure that they will accurately reflect and be consistent with Tenant’s operations in the Premises, but Landlord alone shall determine, in its good faith reasonable discretion, the appropriate scope of such consultation and nothing in this paragraph shall be construed to give Tenant any right of approval or disapproval over Landlord’s adoption or modification of any such plans or procedures so long as such plans and procedures are reasonable and do not unreasonably interfere with Tenant’s Permitted Use at or access to the Premises or materially increase the cost incurred by Tenant with respect to the Premises.

M.          Deemed Holdover Occupancy. If Tenant Handles any Hazardous Materials in or about the Premises during the Term of this Lease and, at the otherwise applicable termination or expiration of the Term of this Lease, Tenant has failed to remove from the Premises and the Building all known Hazardous Materials Handled by a Tenant Party or has failed to complete any remediation or removal of Tenant’s Contamination and/or to have fully remediated, in compliance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Legal Requirements, the Tenant’s Handling and/or Release (if applicable) of any such Hazardous Materials during the Term of this Lease, then for so long as such circumstances continue to exist, Tenant shall be deemed to be occupying the Premises on a holdover basis without Landlord’s consent (notwithstanding such otherwise applicable termination or expiration of the Term of this Lease) and shall be required to continue pay Rent and other charges in accordance with the holdover provisions of this Lease until such time as all such circumstances have been fully resolved in accordance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Legal Requirements. Notwithstanding anything to the contrary contained herein, if Tenant delivers a post-occupancy study to Landlord as set forth in Section 33.K, and such study concludes that no Tenant Contamination is present in the Building or the Premises as of the expiration or other termination of this Lease, then Tenant shall have no further liability under this Section 33.M.

N.           Survival of Obligations. Each party’s obligations under this Section shall survive the expiration or other termination of this Lease and shall survive any conveyance by Landlord of its interest in the Premises. The provisions of this Section and any exercise by either party of any of the rights and remedies contained herein shall be without prejudice to any other rights and remedies that such party may have under this Lease or under applicable Law with respect to any Environmental Conditions and/or any Hazardous Materials with respect to any breach of the other party’s obligations under this Section. Either party’s exercise or failure to exercise, at any time or from time to time, any or all of the rights granted in this Section shall not in any way impose any liability on such party or shift from the other party to such party any responsibility or obligation imposed upon the other party under this Lease or under applicable law with respect to Hazardous Materials, Environmental Conditions and/or compliance with Legal Requirements.

34.          Building Signage.

A.           Tenant shall be entitled to tenant identification signage to be located on the exterior of the Building (the “Building Signage”). The exact location of the Building Signage shall be subject to all applicable Laws and Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed. Such right to the Building Signage is subject to the following terms and conditions: (a) Tenant shall submit plans and drawings for the Building Signage to Landlord and to any governmental body required to review or approve the same, and shall obtain written approval from Landlord and each such jurisdiction prior to installation, and shall fully comply with all applicable Laws; (b) Tenant shall, at Tenant’s sole cost and expense, design, construct and install the Building Signage; (c) the size, color and design of the Building Signage shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed; and (d) Tenant shall maintain the Building Signage in good condition and repair, and all costs of maintenance and repair shall be borne by Tenant. Maintenance shall include, without limitation, cleaning. Notwithstanding the foregoing, Tenant shall not be liable for any fee in connection with Tenant’s right to display the Building Signage in accordance with this Lease. Additionally, Tenant shall have the right without the prior consent of Landlord to install and display signage within the Premises and the ground floor lobby on all floors of the Building.

B.           Upon the expiration or earlier termination of this Lease or at such other time that Tenant’s signage rights are terminated pursuant to the terms hereof, if Tenant fails to remove the Building Signage and repair the Building in accordance with the terms of this Lease, Landlord shall cause the Building Signage to be removed from the Building and the Building to be repaired and restored to the condition which existed prior to the installation of the Building Signage (including, if necessary, the replacement of any precast concrete panels), all at the sole cost and expense of Tenant and otherwise in accordance with this Lease, without further notice from Landlord. Notwithstanding anything to the contrary contained in this Lease, Tenant shall pay all costs and expenses for such removal and restoration within 5 Business Days following delivery of an invoice therefor. The rights provided in this Article 34 shall be non-transferable, except to a Permitted Transferee or unless otherwise agreed by Landlord in writing in its sole discretion.

35.          Options to Extend.

A.           Tenant, provided this Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of this Lease at the time of notification or commencement, shall have 2 options to renew (each, a “Extension Option”) this Lease, each for a term of 5 years (each, a “Extension Term”), for the portion of the Premises being leased by Tenant as of the date the applicable Extension Term is to commence, on the same terms and conditions set forth in this Lease, except as modified by the terms, covenants and conditions as set forth below:

B.           If Tenant elects to exercise the applicable Extension Option, then Tenant shall provide Landlord with written notice no earlier than the date which is 12 months prior to the expiration of the then current Term but no later than the date which is 9 months prior to the expiration of the then current Term. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Term.

C.           The Base Rent in effect at the expiration of the then current Term shall be adjusted to reflect the Prevailing Market (defined below) rate as of the date the applicable Extension Term is to commence, taking into account the specific provisions of this Lease which will remain constant. Landlord shall advise Tenant of its proposal for the new Base Rent for the Premises no later than 30 days after receipt of Tenant’s written request therefor. Said request shall be made no earlier than 30 days prior to the first date on which Tenant may exercise the applicable Extension Option under this Article 35. Said notification of the new Base Rent may include a provision for its escalation to provide for a change in the prevailing market rental between the time of notification and the commencement of the applicable Extension Term.

D.           If Tenant and Landlord are unable to agree on a mutually acceptable Base Rent for the Extension Term not later than 60 days prior to the expiration of the ten current Term, then Landlord and Tenant, within 5 days after such date, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Extension Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not established by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Extension Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years’ experience within the previous 10 years as a real estate appraiser working in Alameda, California, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

E.           Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimates chosen by such appraisers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e., the arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises. If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

F.           If the Prevailing Market rate has not been determined by the commencement date of the applicable Extension Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the then current Term until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of such Extension Term for the Premises.

G.           The Extension Options are not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid options to renew this Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the Extension Options.

H.           If Tenant fails to validly exercise the first Extension Option, Tenant shall have no further right extend the Term of this Lease. In addition, if both Extension Options are validly exercised or if Tenant fails to validly exercise the second Extension Option, Tenant shall have no further right to extend the Term of this Lease.

J.            For purposes of this Article 35, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal and expansion amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the Alameda, California area as of the date the applicable Extension Term is to commence, taking into account the specific provisions of this Lease which will remain constant, and may, if applicable, include parking charges. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses, insurance costs and taxes.

36.          Letter of Credit. In lieu of providing cash as a security deposit pursuant to Article 6, at Tenant’s option, with 10 Business Days of the mutual execution of this Lease, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including, but not limited to, any post lease termination damages under Section 1951.2 of the California Civil Code, an Irrevocable Standby Letter of Credit (the “Letter of Credit”) in the amount of $1,338,155.70. The following terms and conditions shall apply to the Letter of Credit:

A.           The Letter of Credit shall be in favor of Landlord, shall be issued by a bank acceptable to Landlord with a Standard & Poors rating of “A” or better, shall comply with all of the terms and conditions of this Article.

B.           The Letter of Credit or any replacement Letter of Credit shall be irrevocable for the term thereof and shall automatically renew on a year to year basis until a period ending not earlier than two months subsequent to the Termination Date (the “LOC Expiration Date”) without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew the Letter of Credit by giving written notice to Landlord not less than 30 days prior to the expiration of the then current term of the Letter of Credit that it does not intend to renew the Letter of Credit. Tenant understands that the election by the issuing bank not to renew the Letter of Credit shall not, in any event, diminish the obligation of Tenant to deposit the Security Deposit or maintain such an irrevocable Letter of Credit in favor of Landlord through the LOC Expiration Date.

C.           Landlord, or its then authorized representative, upon Tenant’s failure to comply with one or more provisions of this Lease, or as otherwise specifically agreed by Landlord and Tenant pursuant to this Lease or any amendment hereof, without prejudice to any other remedy provided in this Lease or by Laws, shall have the right from time to time to make one or more draws on the Letter of Credit and use all or part of the proceeds in accordance with Section 36.E below. In addition, if Tenant fails to furnish a renewal or replacement letter of credit complying with all of the provisions of this Article 36 at least 30 days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Article 36.

D.           Tenant acknowledges and agrees (and the Letter of Credit shall so state) that the Letter of Credit shall be honored by the issuing bank without inquiry as to the truth of the statements set forth in such draw request and regardless of whether the Tenant disputes the content of such statement. The proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw (and without notice to Tenant) apply or offset the proceeds of the Letter of Credit: (a) against any rent or other amounts payable by Tenant under this Lease that is not paid when due; (b) against all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including any damages arising under Section 1951.2 of the California Civil Code following termination of this Lease; (c) against any costs incurred by Landlord in connection with this Lease (including attorneys’ fees); and (d) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s default. Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant within 60 days after the LOC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the LOC Expiration Date a voluntary petition is filed by Tenant or any guarantor, or an involuntary petition is filed against Tenant or any guarantor by any of Tenant’s or guarantor’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

E.           If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the amount required pursuant to this Article 36, Tenant shall, within 5 days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total amount required pursuant to this Article 36), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Article 36, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an incurable event of default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

F.           Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity, including Landlord’s mortgagee and/or to have the Letter of Credit reissued in the name of Landlord’s mortgagee. If Landlord transfers its interest in the Building and transfers the Letter of Credit (or any proceeds thereof then held by Landlord) in whole or in part to the transferee, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor. The provisions hereof shall apply to every transfer or assignment of all or any part of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer. Tenant shall be responsible for paying the issuer’s transfer and processing fees in connection with any transfer of the Letter of Credit and, if Landlord advances any such fees (without having any obligation to do so), Tenant shall reimburse Landlord for any such transfer or processing fees within 10 days after Landlord’s written request therefor.

G.           If the Letter of Credit expires earlier than the LOC Expiration Date, or the issuing bank notifies Landlord that it shall not renew the Letter of Credit, Landlord shall accept a renewal thereof or substitute Letter of Credit (such renewal or substitute Letter of Credit to be in effect not later than 60 days prior to the expiration thereof), irrevocable and automatically renewable through the LOC Expiration Date upon the same terms as the expiring Letter of Credit or upon such other terms as may be acceptable to Landlord. However, if (a) the Letter of Credit is not timely renewed, or (b) a substitute Letter of Credit, complying with all of the terms and conditions of this paragraph is not timely received, Landlord may present such Letter of Credit to the issuing bank, and the entire sum so obtained shall be paid to Landlord, to be held by Landlord in accordance with Article 6 of this Lease. Notwithstanding the foregoing, Landlord shall be entitled to receive from Tenant all attorneys’ fees and costs incurred in connection with the review of any proposed substitute Letter of Credit pursuant to this Section.

H.           Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code, as such section now exist or as may be hereafter amended or succeeded (“Security Deposit Laws”), (b) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of Laws, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified above in this Section 36.H and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omission of Tenant or any other Tenant Entities, including any damages Landlord suffers following termination of this Lease.

I.            Notwithstanding anything to the contrary contained in this Lease, in the event that at any time the financial institution which issues said Letter of Credit is declared insolvent by the FDIC or is closed for any reason, Tenant must immediately provide a substitute Letter of Credit that satisfies the requirements of this Lease hereby from a financial institution acceptable to Landlord, in Landlord’s sole discretion.

J.            Provided that, during the six (6) month period immediately preceding the effective date of any reduction of the amount of the Letter of Credit, Tenant has timely paid all Rent and all other sums and charges payable under this Lease and no default has occurred beyond any applicable notice and cure periods under this Lease, Tenant may reduce the amount of Letter of Credit as follows: (i) $892,103.80 effective as of the third anniversary of the Commencement Date; and (ii) $446,051.90 effective as of the fifth anniversary of the Commencement Date. If Tenant is not entitled to reduce the amount of the Letter of Credit as of a particular reduction effective date due to Tenant’s failure to timely pay all Rent and other amounts payable pursuant to this Lease during the six (6) months prior to that particular reduction effective date, then the subsequent reduction Tenant is entitled to hereunder shall be reduced by the amount of the reduction Tenant would have been entitled to had Tenant timely paid all Rent and other amounts payable pursuant to this Lease during the six (6) months prior to that particular earlier reduction effective date. Any reduction in the Letter of Credit amount shall be accomplished by Tenant providing Landlord with a substitute Letter of Credit in the reduced amount, which substitute Letter of Credit shall comply with the requirements of this Article 36.

37.          EV Charging Stations.

Landlord shall install, at Landlord’s sole cost and expense, 4 electric vehicle charging stations (the “Charging Stations”) at the Project. In no event shall Landlord be liable to Tenant for any stoppages or shortages of electrical power furnished to the Charging Stations because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any invitee or licensee or their respective agents, employees or contractors, or due to any other cause whatsoever, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Landlord shall not be liable for any theft or damage to the Charging Stations or for any unauthorized use or monitoring of the Charging Stations, it being understood that Tenant shall use the Charging Stations at its own risk, but Landlord shall be responsible for repairing any damage to the Charging Stations (and the cost thereof shall be included in Expenses). Any Charging Stations installed by Landlord shall be owned by Landlord, and the cost of maintaining, repairing and replacing the Charging Stations shall be included in Expenses. Landlord reserves the right to relocate the Charging Stations or any part thereof at Landlord’s cost and expense.

38.          Roof Rights for Satellite Dish/Antenna.

A.           Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, Tenant shall have the non-exclusive right to lease space on the roof of the Building (the “Roof Space”) for the purpose of installing (in accordance with Article 9 of this Lease), operating and maintaining a dish/antenna or other communication device approved by the Landlord (the “Dish/Antenna”).

B.           Landlord reserves the right to relocate the Roof Space as reasonably necessary during the Term. Landlord’s designation shall take into account Tenant’s use of the Dish/Antenna. Notwithstanding the foregoing, Tenant’s right to install the Dish/Antenna shall be subject to the approval of Landlord, which may take into account the advice of Landlord’s architect and/or engineer with respect to the size of the Dish/Antenna, the plans and specifications of the Dish/Antenna, the manner in which the Dish/Antenna is attached to the roof of the Building and the manner in which any cables are run to and from the Dish/Antenna. The precise specifications and a general description of any replacement Dish/Antenna along with all documents Landlord reasonably requires to review the installation of such replacement Dish/Antenna (the “Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than 20 days before Tenant commences to install such Dish/Antenna (or may be included in tenant’s Space Plan for the initial Tenant Improvements). Tenant shall be solely responsible for obtaining and maintaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Dish/Antenna. If Landlord determines that the Dish/Antenna equipment does not comply with the approved Plans and Specifications, that the Building has been damaged during installation of the Dish/Antenna or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant immediately shall cure the defects. If the Tenant fails to promptly cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Landlord, in its sole discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Dish/Antenna (the “Aesthetic Screening”). The installation of the Dish/Antenna and any Aesthetic Screening shall constitute an Alteration and, other than as to the extent set forth in this Section 38.B, shall be conducted in accordance with Article 9 of this Lease.

C.           Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Roof Space for the purpose of maintaining, repairing and removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be approved by Landlord, at Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC (defined below) inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Roof Space. Tenant further agrees to exercise firm control over the people requiring access to the roof of the Building and the Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits. It is further understood and agreed that the installation, maintenance, operation and removal of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Landlord. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any Tenant Parties.

D.           Tenant agrees to install and maintain only equipment of types and frequencies which will not cause unreasonable interference to Landlord or any other tenant of the Building. In the event Tenant’s equipment causes such interference, Tenant will change the frequency on which it transmits and/or receives and take any other steps necessary to eliminate the interference. If said interference cannot be eliminated within a reasonable period of time, then Tenant agrees to remove the Dish/Antenna from the Roof Space. Tenant shall, at its sole cost and expense, and at its sole risk, operate and maintain the Dish/Antenna in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, the Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Dish/Antenna shall be connected to Landlord’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor any of the Landlord Parties shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Dish/Antenna or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor any of the Landlord Parties shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

E.           In accordance with Article 9, Landlord shall notify Tenant at the time it approves of the Dish/Antenna and the Aesthetic Screening whether such installations are Required Removables. If Landlord does not designate such installations as Required Removables, Tenant may at its option remove the Dish/Antenna and Aesthetic Screening at the expiration or termination of the Lease and retain the same as Tenant’s personal property. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s sole discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with any other tenants or Landlord. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or any Tenant Parties.

F.           In light of the specialized nature of the Dish/Antenna, Tenant shall be permitted to utilize the services of its choice for operation, removal and repair of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. In the event the Landlord contemplates roof repairs that could affect Tenant’s Dish/Antenna, or which may result in an interruption of the Tenant’s telecommunication service, Landlord shall formally notify Tenant at least 30 days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

G.           Tenant shall not allow any provider of telecommunication, video, data or related services (“Communication Services”) to locate any equipment on the roof of the Building or in the Roof Space for any purpose whatsoever, nor may Tenant use the Roof Space and/or Dish/Antenna to provide Communication Services to an unaffiliated tenant, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of the Building or any other building. Tenant acknowledges that Landlord may at some time establish a standard license agreement (the “License Agreement”) with respect to the use of roof space by tenants of the Building. Tenant, upon request of Landlord, shall enter into such License Agreement with Landlord provided that such agreement does not materially alter the rights of Tenant hereunder with respect to the Roof Space. Tenant specifically acknowledges and agrees that the terms and conditions of Article 14 of this Lease shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees or contractors.

39.          Mechanical Equipment.

A.           Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, Tenant shall have the non-exclusive right to lease Roof Space for the purpose of installing mechanical equipment (together with all related appurtenances thereto, the “Equipment”) for use in connection with Tenant’s Permitted Use of the Premises. The size of and the location of the Equipment on the Roof Space shall be subject to the prior written approval of Landlord.

B.           If at any time Landlord, in its sole discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate Aesthetic Screening, reasonably satisfactory to Landlord, for the Equipment. The Equipment, its appurtenances and Aesthetic Screening, if any, shall be installed in accordance with the terms of Article 9 of the Lease, including, without limitation, the prior approval of the plans and specifications Landlord in accordance with Article 9 of the Lease, Landlord’s approval of the manner in which the Equipment is lifted to (if applicable), and installed in the Roof Space, and the manner in which the Equipment is connected to the Premises. The precise specifications and a general description of the Equipment along with all documents Landlord reasonably requires to review the installation of the Equipment (the “Equipment Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than 30 days before Tenant commences to install the Equipment. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Equipment. Tenant shall notify Landlord upon completion of the installation of the Equipment. If Landlord determines that the Equipment does not comply with the approved Equipment Plans and Specifications, that the Building has been damaged during installation of the Equipment or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant promptly shall cure the defects. If the Tenant fails to promptly cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably incurred by Landlord, of correcting any defects and repairing any damage to the applicable Building caused by such installation.

C.           Landlord agrees that in the event that Tenant installs the Equipment in the Roof Space in accordance with this Section, then Tenant, upon reasonable prior written notice to Landlord and at a time approved by Landlord, shall have reasonable access to the Roof Space for the purpose of installing, maintaining, repairing and removing the Equipment, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be approved by Landlord, at Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, or persons under their direct supervision, will be permitted to have access to the roof of the Building. Tenant further agrees to exercise firm control over the people requiring access to the roof of such Building in order to keep to a minimum the number of people having access to the roof of the Building and the frequency of their visits.

D.           Tenant shall be responsible for the cost of all electricity consumed in connection with the operation of the Equipment and, if not already metered solely to Tenant, for the cost of installing a submeter to measure such electrical consumption. Tenant, at its sole cost and expense, shall procure and maintain in full force and effect, a contract (the “Service Contract”) for the service, maintenance, repair and replacement of the Equipment with a service and maintenance contracting firm reasonably acceptable to Landlord. Tenant shall follow all reasonable recommendations of said contractor for the maintenance, repair and replacement of the Equipment. The Service Contract shall provide that the contractor shall perform inspections of the Equipment at intervals of not less than 3 months and that having made such inspections, said contractor shall furnish a complete report of any defective conditions found to be existing with respect to the Equipment, together with any recommendations for maintenance, repair and/or replacement thereof. Said report shall be furnished to Tenant with a copy to Landlord.

E.           The installation, maintenance, operation and removal of the Equipment, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or, if applicable, the roof thereof, or interfere with the use of the Building and roof by Landlord or other occupants of the Project. Tenant agrees to be responsible for any damage caused to the roof or any other part of any Building which may be caused by Tenant or any of its agents or representatives. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of any Building pursuant to this Section in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s sole discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with Landlord. Tenant agrees that at all times during the Term, it will keep roof of the Building free of all trash or waste materials produced by Tenant or any Tenant Party.

F.           In accordance with Article 9, Landlord shall notify Tenant at the time it approves of the Equipment and the Aesthetic Screening whether such installations are Required Removables. If Landlord does not designate such installations as Required Removables, Tenant may at its option remove the Equipment and Aesthetic Screening at the expiration or termination of the Lease and retain the same as Tenant’s personal property. Tenant, at Tenant’s expense, to remove the Equipment, appurtenances and/or Screening and restore the affected area(s) to the condition they were in prior to installation of such items, ordinary wear and tear excepted, including, without limitation, if the Equipment is installed on the roof of any Building, the patching of any holes in the roof membrane to match, as closely as possible, the color surrounding the area where the Equipment, appurtenances and Aesthetic Screening were attached. If Tenant fails to remove such items and/or perform such restoration work, Landlord shall be entitled to do so, at Tenant’s cost.

G.           If the Equipment is installed on the roof of the Building pursuant to this Section, Tenant must provide Landlord with prior written notice of any installation, removal or repair on the roof of such Building and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the subject roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the subject roof to perform such work (to the extent that it involves such roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. If Landlord contemplates roof repairs that could affect Tenant’s Equipment, Landlord shall formally notify Tenant at least thirty (30) days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service and to relocate such equipment to the extent reasonably necessary to accommodate the required roof work.

H.           Tenant specifically acknowledges and agrees that the terms and conditions of Article 14 of the Lease shall apply with full force and effect to any other portions of any Building accessed or utilized by Tenant and the Tenant Parties.

40.          Entire Agreement.

This Lease, including the following exhibits and attachments which are hereby incorporated into and made a part of this Lease, constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A (Outline and Location of Premises), Exhibit B (Building Rules and Regulations), Exhibit C (Commencement Letter), Exhibit D (Work Letter), Exhibit E (Expenses and Taxes), and Exhibit F (Landscaping Scope of Work).

[SIGNATURE PAGE FOLLOWS]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

1350 SOUTH LOOP LLC, a Delaware limited liability company

By:	TNREF IV HARBOR BAY 2, LLC, a Delaware limited liability company, its Sole Member

	By:	PACELINE HARBOR BAY LLC, a Delaware limited liability company, its Managing Member

		By:	PACELINE INVESTORS, LLC, a California limited liability company, its Manager

			By:	/s/ Jay Atkinson
Jay Atkinson
Manager

TENANT:

VIVANI MEDICAL, INC., a California corporation

By:	/s/ Adam Mendelsohn
Name:	Adam Mendelsohn
Title:	CEO

By:
Name:
Title:

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This Exhibit is attached to and made a part of the Lease by and between 1350 SOUTH LOOP LLC, a Delaware limited liability company (“Landlord”) and VIVANI MEDICAL, INC., a California corporation (“Tenant”) for space in the Building located at 1350 South Loop Road, Alameda, California.

1350 S. LOOP ROAD
ALAMEDA, CA 94502

NANO PRECISIONS
Folio Project #2108

folio

FIRST FLOOR PLAN
1/16" = 1'-0"
11/08/2022

 A-1

EXHIBIT B

BUILDING RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Lease by and between 1350 SOUTH LOOP LLC, a Delaware limited liability company (“Landlord”) and VIVANI MEDICAL, INC., a California corporation (“Tenant”) for space in the Building located at 1350 South Loop Road, Alameda, California

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facility (if any), the Property, the Project and the appurtenances. Capitalized terms have the same meaning as defined in the Lease.

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Exterior Common Areas or elsewhere about the Building, Property or Project.

2.	Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.

3.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building or Project, except those of such color, size, style and in such places as are first approved in writing by Landlord or are otherwise permitted pursuant to the Lease. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises, Building or Project except by the Building maintenance personnel.

4.	Intentionally Omitted.

5.	Subject to Tenant’s right to restrict access to certain portions of the Premises as set forth in the Lease, Landlord shall have the right to retain at all times keys to all lockable doors within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost. All keys shall be returned to Landlord at the expiration or early termination of this Lease.

6.	All contractors, contractor’s representatives and installation technicians performing work in the Building or Project shall be subject to Landlord’s prior reasonable approval and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.	Intentionally Omitted.

8.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles stored or installed in and about the Premises. Damage to the Building or the Project by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Intentionally Omitted.

10.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors that emanate from the Building and disturb other tenants or third parties; or (2) solicit business or distribute, or cause to be distributed, in any portion of the Building or the Project, handbills, promotional materials or other advertising.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or the Project or kept in or about the Premises.

12.	Intentionally Omitted.

13.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises, the Building or the Project. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

14.	Intentionally Omitted.

15.	Intentionally Omitted.

16.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees, and then only if the operation does not violate the lease of any other tenant in the Building or the Project.

17.	Intentionally Omitted.

18.	Intentionally Omitted.

19.	Landlord shall have the right to prohibit the use of the name of the Building or the Project or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or the Project or their desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	Tenant shall not canvass, solicit or peddle in or about the Building, the Property or the Project.

21.	Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Exterior Common Areas, unless the Exterior Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Exterior Common Areas or any other part of the Building or the Project. Landlord shall have the right to designate the Building and/or the Project (including the Premises) as a non-smoking building.

22.	Intentionally Omitted.

EXHIBIT C

COMMENCEMENT LETTER

(EXAMPLE)

Date	______________________

Tenant	______________________

Address	______________________

______________________

______________________

Re:	Commencement Letter with respect to that certain Lease dated as of the _____ day of __________, 20__, by and between ______________________________, as Landlord, and ___________________________, as Tenant, for ________ rentable square feet on the ________ floor of the Building located at _________________________, California.

Dear	__________________:

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.       The Commencement Date of the Lease is ________________________;

2.       The Termination Date of the Lease is ____________________________.

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

Authorized Signatory / Property Manager

Agreed and Accepted:

Tenant:	______________________

By:	______________________

Name:	______________________

Title:	______________________

Date:	______________________

C-1

EXHIBIT D

WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between 1350 SOUTH LOOP LLC, a Delaware limited liability company (“Landlord”) and VIVANI MEDICAL, INC., a California corporation (“Tenant”) for space in the Building located at 1350 South Loop Road, Alameda, California.

As used in this Exhibit D (this “Work Letter”), the following terms shall have the following meanings: “Agreement” means the lease of which this Work Letter is a part. “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Work Letter. “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1	ALLOWANCE.

1.1       Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Allowance”) in the amount of $5,237,400.00 (i.e., a sum equal to $120.00 per rentable square foot of the Premises) to be applied toward the Allowance Items (defined in Section 1.2 below). Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter.

1.2       Disbursement of Allowance.

1.2.1       Allowance Items. Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the “Allowance Items”): (a) the fees of the Architect (defined in Section 2.1 below) and the Engineers (defined in Section 2.1 below) and any fees reasonably incurred by Landlord for review of the Plans (defined in Section 2.1 below) by Landlord’s third party consultants; (b) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (c) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, hoisting and trash removal costs, and contractors’ fees and general conditions; (d) the cost of any change to the base, shell or core of the Premises or Building required by the Plans (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Tenant Improvement Work required by Law; (f) the Coordination Fee (defined in Section 3.2.2 below); (g) sales and use taxes; and (h) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.

1.2.2       Disbursement. Subject to the provisions of this Work Letter, Landlord shall make monthly disbursements of the Allowance for Allowance Items and shall authorize the release of monies for Tenant’s benefit as follows:

1.2.2.1       Monthly Disbursements. On or before the 5th day of each calendar month during the performance of the Tenant Improvement Work (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the Contractor (defined in Section 3.1 below), approved by Tenant, in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Tenant Improvement Work, detailing the portion of the work completed and the portion not completed; (ii) copies of all third-party contracts (including change orders) pursuant to which the Tenant Improvement Work has been performed, including paid invoices from all of Tenant’s Agents (defined in Section 3.1.2 below) for labor rendered and materials delivered to the Premises (collectively, the “Construction Contracts”); (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents (along with unconditional mechanic’s lien releases with respect to payments made pursuant to Tenant’s prior submission hereunder) which shall comply with any applicable requirements of law, as reasonably determined by Landlord; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, Landlord shall deliver a check to Tenant, made jointly payable to the Contractor and Tenant, in the amount of the lesser of (a) Landlord’s Share (defined below) of the amount requested by Tenant pursuant to the preceding sentence, less a 10% retention (the aggregate amount of such retentions to be known as the “Final Retention”), or (b) the amount of any remaining portion of the Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on any failure of the work to comply with the Approved Construction Drawings (defined in Section 2.3 below) or otherwise to be of the required quality, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as described in Tenant’s payment request. As used in this Section 1.2.2.1, “Landlord’s Share” means the lesser of (i) 100%, or (ii) the percentage obtained by dividing the Allowance by the estimated sum of all Allowance Items, as determined based on the Construction Contracts.

1.2.2.2       Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention, together with any other undisbursed portion of the Allowance required to pay for the Allowance Items, shall be delivered by Landlord to Tenant following the latest to occur of (a) the completion of the Tenant Improvement Work; (b) Tenant’s delivery to Landlord of (i) properly executed mechanic’s lien releases in compliance with any applicable requirements of Law, as reasonably determined by Landlord, (ii) a certificate from the Architect, in a form reasonably acceptable to Landlord, certifying that the Tenant Improvement Work has been substantially completed, and (iii) evidence that all required governmental approvals required for Tenant to legally occupy the Premises have been obtained; (c) Tenant’s performance of its obligations under clause (a) of the third sentence of Section 3.3 below; or (d) Tenant’s compliance with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, the general contractor, financial close-out matters, and tenant vendors.

1.3       Disbursement for Other Allowance Items. If any portion of the Allowance remains unused after all Allowance Items have been fully paid, then, upon Tenant’s request, and subject to Section 1.4 below, Landlord shall disburse the Allowance, (i) not to exceed $10.00 per rentable square foot of the Premises, to Tenant to pay for the costs of purchasing and installing lab benches and equipment, and (ii) not to exceed $5.00 per rentable square foot of the Premises, to Tenant to pay for the costs of purchasing and installing desks and office furniture in the Premises (the “Other Allowance Items”). Tenant shall be responsible for all costs of the Other Allowance Items to the extent such costs exceed the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter.

1.4       Deadline for Use of Allowance. If Tenant fails to use the entire Allowance by the date that is 180 days following the Commencement Date, except in the event such failure is due to a delay in construction not caused or reasonably preventable by Tenant, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto; provided, however, that $15.00 per rentable square foot of the Allowance shall be available to Tenant until the last day of the 36th full calendar month of the Term (and thereafter, any unused portion shall revert to Landlord).

2	PLANS.

2.1       Selection of Architect/Plans. Tenant shall retain an architect/space planner (the “Architect”) and engineering consultants (the “Engineers”), each of whom shall be subject to Landlord’s reasonable approval, to prepare all architectural plans for the Premises and all engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Premises. The plans and drawings to be prepared by the Architect and the Engineers hereunder shall be referred to herein collectively as the “Plans.” All Plans shall (a) comply with the drawing format and specifications required by Landlord, (b) be consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building, and (c) otherwise be subject to Landlord’s approval, which shall not be unreasonably withheld. Tenant shall cause the Architect to verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Plans and approval of the Approved Construction Drawings shall be for its sole benefit and shall not create or imply any obligation on the part of Landlord to review the same for Tenant’s benefit, whether with respect to quality, design, compliance with law or any other matter. Accordingly, notwithstanding any review of the Plans by Landlord or any of its space planners, architects, engineers or other consultants, and notwithstanding any advice or assistance that may be rendered to Tenant by Landlord or any such consultant, Landlord shall not be liable for any error or omission in the Plans or have any other liability relating thereto. Without limiting the foregoing, Tenant shall be responsible for ensuring (x) that all elements of the design of the Plans comply with law and are otherwise suitable for Tenant’s use of the Premises, and (y) that no Tenant Improvement impairs any system or structural component of the Building, and Landlord’s approval of the Construction Drawings (defined in Section 2.3 below) shall not relieve Tenant from such responsibility.

2.2       Space Plan. Tenant shall cause the Architect to prepare a space plan for the Tenant Improvement Work, including a layout and designation of all offices, rooms and other partitioning, and equipment to be contained in the Premises, together with their intended use (the “Space Plan”), and shall deliver four (4) copies of the Space Plan, signed by Tenant, to Landlord for its approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Space Plan within 10 Business Days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Space Plan, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections. If Landlord disapproves the Space Plan, Tenant shall cause the Space Plan to be modified and resubmitted to Landlord for its approval. Such procedure shall be repeated as necessary until Landlord has approved the Space Plan. At Landlord’s option, before submitting the Construction Drawings, Tenant shall supply Landlord with intermediate stages of the Plans.

2.3       Construction Drawings. After Landlord approves the Space Plan, Tenant shall cause the Architect and the Engineers to complete the architectural, engineering and final architectural working drawings for the Tenant Improvement Work in a form that is sufficient to enable subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Construction Drawings”), and shall deliver four (4) copies of the Construction Drawings, signed by Tenant, to Landlord for its approval. Notwithstanding the foregoing, at Tenant’s option, the Construction Drawings may be prepared in two phases (first the architectural drawings, then engineering drawings consistent with the previously provided architectural drawings), provided that each phase shall be subject to Landlord’s approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Construction Drawings (or the applicable component thereof) within 15 Business Days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Construction Drawings (or any component thereof), Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections. If Landlord disapproves the Construction Drawings (or any component thereof), Tenant shall cause the Construction Drawings to be modified and resubmitted to Landlord for its approval. Such procedure shall be repeated as necessary until Landlord has approved the Construction Drawings (or the applicable component thereof). Tenant shall not commence the Tenant Improvement Work until after the Construction Drawings are approved by Landlord. No revision may be made to the approved Construction Drawings (the “Approved Construction Drawings”) without Landlord’s prior consent, which shall not be unreasonably withheld.

2.4       Permits. Tenant shall submit the Approved Construction Drawings to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all applicable building permits necessary to allow the Contractor to commence and complete the performance of the Tenant Improvement Work (the “Permits”). Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal. Notwithstanding any contrary provision of this Section 2.4, Tenant, and not Landlord or its consultants, shall be responsible for obtaining any Permit or certificate of occupancy; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any Permit or certificate of occupancy. Tenant shall not commence construction until all Permits are obtained.

3	CONSTRUCTION.

3.1       Selection of Contractors.

3.1.1       The Contractor. Tenant shall retain a general contractor (the “Contractor”) to perform the Tenant Improvement Work. The Contractor shall be selected by Tenant, by notice to Landlord, from a list of general contractors provided by Landlord or, at Landlord’s option, from a list of general contractors provided by Tenant and approved by Landlord. For purposes of this Section 3.1.1, Landlord’s approval of a proposed general contractor shall not be considered unreasonably withheld if such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required under the terms of the Lease, (c) cannot be bonded for the work in an amount equal to 150% of the Final Costs (defined in Section 3.2.1 below), (d) does not provide current financial statements reasonably acceptable to Landlord, or (e) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges that the foregoing is not an exclusive list of the reasons why Landlord may reasonably disapprove a proposed general contractor.

3.1.2       Tenant’s Agents. All subcontractors, laborers, materialmen and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, together with the Contractor, to be referred to herein collectively as “Tenant’s Agents”) must be approved by Landlord. Such approval shall not be unreasonably withheld; provided, however, that Landlord may require Tenant to retain certain subcontractors designated by Landlord.

3.2       Construction.

3.2.1       Construction Contract; Final Costs. Tenant shall not enter into a construction contract with the Contractor (the “Contract”) unless it complies with Section 3.2.3 below and has been reviewed and approved by Landlord, which approval shall not be unreasonably withheld. Before commencing construction of the Tenant Improvement Work, Tenant shall deliver to Landlord a detailed breakdown of the schedule of values, by trade, of the final costs that will be or have been incurred, as set forth more particularly in Section 1.2.1 above, in connection with the performance of the Tenant Improvement Work and that form the basis for the amount of the Contract (the “Final Costs”). If the Final Costs exceed the Allowance, then, concurrently with its delivery to Landlord of the Final Costs, and before commencing performance of the Tenant Improvement Work, Tenant shall deliver to Landlord cash in the amount of such excess (the “Over-Allowance Amount”). Any Over-Allowance Amount shall be disbursed by Landlord before the Allowance and pursuant to the same procedure as the Allowance. If, after being delivered to Landlord, the Final Costs increase, Tenant shall, at Landlord’s option, either (a) deliver any resulting Over-Allowance Amount (or any resulting increase in the Over-Allowance Amount) to Landlord immediately upon Landlord’s request, or (b) pay any such amount directly to the Contractor, but only after providing Landlord with, and obtaining Landlord’s approval of, the documents described in clauses (i), (ii), (iii) and (iv) of Section 1.2.2.1 above.

3.2.2       Landlord’s General Conditions for Tenant Improvement Work. The Tenant Improvement Work shall be performed in a good and workmanlike manner and in strict accordance with the Approved Construction Drawings. Tenant shall cause Tenant’s Agents to submit to Landlord schedules of all work relating to the Tenant Improvement Work, whereupon Landlord, within 5 Business Days, shall inform Tenant’s Agents of any necessary changes thereto, and Tenant shall cause Tenant’s Agents to adhere to such corrected schedule. Tenant shall abide by all rules established by Landlord relating to the performance of the Tenant Improvement Work, including rules relating to the use of freight, loading dock; any required shutdown of utilities (including life-safety systems); storage of materials; and coordination of work with other tenants’ contractors. In consideration of Landlord’s coordination of the performance of the Tenant Improvement Work, Tenant shall pay Landlord a fee (the “Coordination Fee”) in an amount equal to Landlord’s out-of-pocket commercially reasonable management fees for the construction of the Tenant Improvement Work.

3.2.3       Warranty of Contractor. Tenant shall cause the Contractor to agree to be responsible for (a) the repair, replacement and/or removal, without additional charge, of any portion of the Tenant Improvement Work that is or becomes defective, in workmanship, materials or otherwise, on or before the date occurring one (1) year after the later to occur of (i) completion of the Tenant Improvement Work, or (ii) the Commencement Date; and (b) the repair of any damage to the Building and/or Exterior Common Areas resulting from such repair, replacement and/or removal. Such agreement shall be expressly set forth in the Contract and, by its terms, shall inure to the benefit of both Landlord and Tenant as their respective interests may appear, and shall be enforceable by either Landlord or Tenant. Upon Landlord’s request, Tenant shall provide Landlord with any assignment or other assurance that may be necessary to enable Landlord to enforce such agreement directly against the Contractor.

3.2.4       Insurance Requirements. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the Tenant Improvement Work, together with such other insurance as Landlord may reasonably require.

3.2.5       Compliance. The Tenant Improvement Work shall comply in all respects with (i) all applicable Laws; (ii) all applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) all applicable building material manufacturer’s specifications. Without limiting the foregoing, if, as a result of Tenant’s performance of the Tenant Improvement Work, Landlord becomes required under law to perform any inspection or give any notice relating to the Premises or the Tenant Improvement Work, or to ensure that the Tenant Improvement Work is performed in any particular manner, Tenant shall comply with such requirement on Landlord’s behalf and promptly thereafter provide Landlord with reasonable documentation of such compliance.

3.2.6       Inspection by Landlord. Notwithstanding any contrary provision of the Lease, Landlord, at any time and without notice to Tenant, may enter the Premises to inspect the Tenant Improvement Work. Neither Landlord’s performance of such inspection nor its failure to perform such inspection shall result in a waiver of any of Landlord’s rights hereunder or be deemed to imply Landlord’s approval of the Tenant Improvement Work. If, by notice to Tenant, Landlord reasonably identifies any defect in the Tenant Improvement Work, Tenant shall promptly cause the Contractor to correct such defect at no expense to Landlord. Notwithstanding any contrary provision of this Agreement, if a defect in the Tenant Improvement Work so identified by Landlord might adversely affect any system or structural component of the Building, the curtain wall or exterior appearance of the Building, or any other tenant’s use of the Building, or might give rise to liability on the part of Landlord to any third party, then (a) Landlord, at Tenant’s expense, may take such action (including suspension of the Tenant Improvement Work) as Landlord reasonably deems necessary to correct such defect, and (b) until such defect is corrected, Landlord shall have no obligation to disburse any portion of the Allowance.

3.2.7       Meetings. Landlord shall have the right to attend any meetings between Tenant, Architect, and Contractor regarding the progress of the preparation of the Plans, obtaining of Permits, and the performance of the Tenant Improvement Work. Upon Landlord’s request, Tenant shall cause Tenant’s Agents to attend such meetings.

3.3       Tenant’s Covenants. Within 10 days after completing the Tenant Improvement Work, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located, in accordance with California Civil Code § 3093 or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s expense. Within 30 days after completing the Tenant Improvement Work, (a) Tenant shall cause the Architect and the Contractor to (i) update the Approved Construction Drawings as necessary to reflect all changes made to the Approved Construction Drawings during the course of construction, (ii) certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (iii) deliver to Landlord two (2) CD ROMS of such updated drawings in accordance with Landlord’s CAD Format Requirements (defined below); and (b) Tenant shall deliver to Landlord copies of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises. For purposes hereof, “Landlord’s CAD Format Requirements” shall mean (w) the version is no later than current Autodesk version of AutoCAD plus the most recent release version, (x) files must be unlocked and fully accessible (no “cad-lock”, read-only, password protected or “signature” files), (y) files must be in “.dwg” format, and (z) if the data was electronically in a non-Autodesk product, then files must be converted into “‘dwg” files when given to Landlord.

4            MISCELLANEOUS. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is completed, then (a) Landlord’s obligations under this Work Letter shall be excused, and Landlord may cause the Contractor to cease performance of the Tenant Improvement Work, until such default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work. This Work Letter shall not apply to any space other than the Premises.

5 LANDLORD WORK. Landlord shall, at Landlord’s sole cost and expense, cause the construction or installation of the following items described below (collectively, the “Landlord Work”) prior to the Commencement Date. Tenant may not change or alter the Landlord Work.

(a)            Provide new slurry seal in the rear parking lot that is part of Landlord’s parcel;

(b)            Slurry seal and restripe the front parking lot and improve the landscaping and pour new sidewalks; and

(c)            Complete the outdoor landscape areas in accordance with Landlord’s landscaping scope of work, a copy of which is attached hereto as Exhibit F.

.

EXHIBIT E

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between 1350 SOUTH LOOP LLC, a Delaware limited liability company (“Landlord”) and VIVANI MEDICAL, INC., a California corporation (“Tenant”) for space in the Building located at 1350 South Loop Road, Alameda, California.

A.           Landlord shall provide Tenant with a good faith estimate of the total amount of Expenses and Taxes for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Share of Landlord’s estimate of the total amount of Expenses and Taxes, (each such monthly installment, a “Tenant’s Monthly Expense and Tax Payment”). If Landlord determines that its good faith estimate was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s Monthly Expense and Tax Payment shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the total amount of Expenses and Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within 30 days or credited against the next due future installment(s) of Additional Rent, if any.

As soon as is practical following the end of each calendar year but in no event later than June 30 of the following calendar year, Landlord shall furnish Tenant with a statement of the actual amount of Expenses and Taxes for the prior calendar year and Tenant’s Share of the actual amount of Expenses and Taxes for the prior calendar year. Landlord shall use reasonable efforts to furnish the statement of actual Expenses and Taxes on or before June 1 of the calendar year immediately following the calendar year to which the statement applies. If the aggregate amount of Tenant’s Monthly Expense and Tax Payments for the prior calendar year is more than the actual amount of Expenses and Taxes for such prior calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of unpaid Rent due, if any. If the aggregate amount of Tenant’s Monthly Expense and Tax Payments for the prior calendar year is less than the actual amount of Expenses and Taxes for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses and Taxes, any underpayment for the prior calendar year. However, if Landlord fails to furnish Tenant a statement of the actual Expenses and Taxes for a given calendar year within 12 months after the end of said calendar year and such failure continues for an additional 30 days after Landlord’s receipt of a written request from Tenant that such statement of the actual Expenses and Taxes be furnished, Landlord shall be deemed to have waived any rights to recover any underpayment of Expenses and Taxes from Tenant applicable to said calendar year (except to the extent such underpayment is attributable to a default by Tenant in its obligation to make estimated payments of Expenses and Taxes); provided that such 12 month time limit shall not apply to supplemental bills for Taxes.

B.            Expenses Defined. “Expenses” means the sum of (i) all direct and indirect costs and expenses actually paid by Landlord in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property (including any costs and expenses in connection with operating, maintaining, repairing and managing the Exterior Common Areas located on the Property to the extent such costs and expenses are not deemed to be costs and expenses of the Project as a whole), and (ii) the Building’s, the Property’s and the Landlord’s allocable percentage of (a) all direct and indirect costs of operating, maintaining, repairing and managing the Project (including any costs and expenses in connection with operating, maintaining, repairing and managing the Exterior Common Areas located on the Project to the extent such costs and expenses are not specifically allocated to and payable by individual buildings within the Project), (b) all costs, fees or other amounts payable to any association established for the benefit of the Project and/or other properties, and (c) all fees payable to the company or association, if applicable, managing the parking areas within the Project, including, but not limited to:

1.             Labor costs, including, wages, salaries, social security and employment taxes, medical and other types of insurance, uniforms, training, and retirement and pension plans of Landlord’s personnel who work directly on managing or operating the Property, but in the case of such personnel who do not devote substantially all their time to the Property, only to the extent such persons devote time to the Property.

2.             Management fees (provided, however, such management fees shall not exceed 2.5% of the gross receipts of the Building), the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.

3.             The cost of services, including amounts paid to service providers and the rental and purchase cost of parts, supplies, tools and equipment.

4.             Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, boiler and other insurance customarily carried from time to time by owners of comparable office buildings.

5.             The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Building, Property or Project which are: (a) performed primarily (and reasonably expected) to reduce operating expense costs or otherwise improve the operating efficiency of the Building, Property or Project; or (b) required to comply with any Laws that are enacted, or first interpreted to apply to the Building, Property or Project, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the improvements. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement.

6.             Any fees, costs and expenses relating to operating, managing, owning, repairing and maintaining the parking facilities servicing the Building, Property, or Project, and any fitness center(s), conference center(s), concierge services, or other amenities (if any) serving the Project.

If Landlord incurs Expenses for the Building, the Property or the Project together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building, the Property and the Project and the other buildings or properties.

Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; interest (except as provided above for the amortization of capital improvements); costs incurred by Landlord in performing the Landlord Work or otherwise bringing the Premises into the condition required hereunder prior to the Commencement Date; principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs incurred in connection with the leasing, sale, financing or refinancing of the Building, the Property, or the Project; fines, interest and penalties incurred due to the late payment of Taxes (defined in Section C below) or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; any penalties or damages that Landlord pays to any tenant under a lease; the cost of complying with any Laws in effect (and as interpreted and enforced) on the date of this Lease, provided that if any portion of the Building that was in compliance with all applicable Laws on the date of this Lease becomes out of compliance due to normal wear and tear, the cost of bringing such portion of the Building into compliance shall be included in Expenses unless otherwise excluded pursuant to the terms hereof; or any expenses for which Landlord has received actual reimbursement (other than through Expenses).

C.             Taxes Defined. “Taxes” shall mean: (1) all real estate taxes and other assessments on the Building and/or Property, and the Building’s and Property’s share of such taxes relating to the Project, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Building’s and Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Building, Property and/or Project; (2) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Building, Property or the Project; and (3) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1) and (2), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If an assessment is payable in installments, Taxes for the year shall include the amount of the installment and any interest due and payable during that year. For all other real estate taxes, Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. If a change in Taxes is obtained for any year of the Term, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment.

EXHIBIT F

LANDLORD’S LANDSCAPING SCOPE OF WORK

F-1

August 10, 2022
Page 1 of 2

Proposal for Extra Work at 1350 South Loop

Property Name	1350 South Loop	Contact	Nahima Wais
Property Address	1350 South Loop Road Alameda, CA 94502	To	1350 South Loop LLC
		Billing Address	BillBox 02 34427 2095 PO Box 209224 Austin, TX 78720-9224

Project Name 1350 S LOOP, Landscape Remodel

Project Description Front of property, island planter

Scope of Work

QTY	UoM/Size	Material/Description
1.00	EACH	Remodel of the front planter from drive way to drive way
Demo		
1.00	EACH	Remove all plants, leave trees and Rhaphiolepis hedge. Regrade soil, haul and dump waste.
Irrigation		
1.00	EACH	Convert (3) valves to Netafim Drip
Plants		
1.00	EACH	Add (40) 1 gallon Rhaphiolepis to inside of the wall to complete low hedge. Outside wall install (90) 1 gallon Dietes and (90) 2 gallon Agave Blue Glow
Mulch		
1.00	EACH	Finish area with 21 cubic yards of black mulch

For internal use only

SO#	7630477
JOB#	312500438
Service Line	130

Total Price $18,567.00

THIS IS NOT AN INVOICE

This proposal is valid for thirty (30) days unless otherwise approved by Contractor's Senior Vice President

1680 W Winton Ave Units 12&13, Hayward, CA 94545 ph. (925) 449-4743 fax (925) 449-4708
925-518-6936
Marco's Cell

F-2